EXHIBIT 99.1

The Items included in this Exhibit supersede the corresponding Items included in the Annual Report on Form 10-K for the year ended December 27, 2008 (2008 Form 10-K) filed by Charles River Laboratories International, Inc. with the Securities and Exchange Commission (SEC)  on February 23, 2009. This Exhibit should be read in conjunction with our 2008 Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009 and other documents filed by us  with the SEC subsequent to February 23, 2009.

Item 6.  Selected Consolidated Financial Data

The following selected financial data should be read in conjunction with Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and notes thereto contained in Item 8., “Financial Statements and Supplementary Data” of this report.

	Fiscal Year(1)
	2008	2007	2006	2005	2004
	(dollars in thousands)
Statement of Income Data:
Net sales	$1,343,493	$1,230,626	$1,058,385	$993,328	$724,221
Cost of products sold and services provided	832,784	752,435	651,778	603,624	435,499
Selling, general and administrative expenses	230,266	217,523	180,795	157,999	116,879
Goodwill impairment	700,000	—	—	—	—
Amortization of goodwill and intangibles	30,312	33,509	37,639	47,011	13,857
Operating income (loss)	(449,869)	227,159	188,173	184,694	157,986
Interest income	8,691	9,683	6,836	3,695	3,262
Interest expense	(22,334)	(24,453)	(23,200)	(24,324)	(11,718)
Other, net	(5,930)	(1,448)	981	(177)	937
Income (loss) from continuing operations before income taxes	(469,442)	210,941	172,790	163,888	150,467
Provision for income taxes	56,174	56,677	48,164	16,261	60,159
Income (loss) from continuing operations net of income taxes	(525,616)	154,264	124,626	147,627	90,308
Income (loss) from discontinued businesses, net of tax	424	(3,146)	(181,004)	(3,790)	1,061
Net income (loss)	(525,192)	151,118	(56,378)	143,837	91,369
Net income (loss) attributable to noncontrolling interests	687	(470)	(1,605)	(1,838)	(1,577)
Net income (loss) attributable to common shareowners	$(524,505)	$150,648	$(57,983)	$141,999	$89,792
Common Share Data:
Earnings (loss) per common share
Basic
Continuing operations attributable to common shareowners	$(7.80)	$2.30	$1.78	$2.09	$1.79
Discontinued operations	$0.01	$(0.05)	$(2.63)	$(0.05)	$0.02
Net income (loss) attributable to common shareowners	$(7.80)	$2.25	$(0.84)	$2.04	$1.81
Diluted
Continuing operations attributable to common shareowners	$(7.80)	$2.24	$1.76	$2.02	$1.65
Discontinued operations	$0.01	$(0.05)	$(2.59)	$(0.05)	$0.02
Net income (loss) attributable to common shareowners	$(7.80)	$2.19	$(0.83)	$1.96	$1.68
Other Data:
Depreciation and amortization	$91,290	$86,411	$82,586	$87,935	$42,063
Capital expenditures	199,858	230,938	183,529	94,520	44,735
Balance Sheet Data (at end of period):
Cash and cash equivalents	$243,592	$225,449	$175,380	$114,821	$207,566
Working capital	317,141	299,587	241,762	107,910	161,191
Goodwill, net	457,578	1,120,540	1,119,309	1,097,590	1,102,511
Total assets	2,141,413	2,778,313	2,523,449	2,538,209	2,626,835
Total debt	515,332	437,902	489,284	296,090	686,844
Total shareowners’ equity	1,241,286	1,905,390	1,643,892	1,827,013	1,472,505

(1)                                  Our fiscal year consists of 12 months ending on the last Saturday on, or prior to, December 31.

See note 2 “ Adoption of Recent Accounting Standards and Revised Financial Statements,” in the notes to the consolidated statements for more detailed information regarding adjustments to our consolidated financial statements.

The following table sets forth the impact of our adoption of FSP APB 14-1 and SFAS 160 on our historical financial statements disclosed in the Selected Financial Data table for the fiscal years 2008, 2007 and 2006.

	Fiscal Year(1)
	2008	2007	2006
	(dollars in thousands)
Statement of Income Data:
Selling, general and administrative expenses
As previously reported	$230,159	$217,491	$—
As adjusted	230,266	217,253	—

Operating income (loss)
As previously reported	(449,762)	227,191	—
As adjusted	(449,869)	227,159	—

Interest expense
As previously reported	(14,009)	((18,004)	(19,426)
As adjusted	(22,334)	(24,453)	(23,200)

Income (loss) from continuing operations before income taxes
As previously reported	(461,010)	217,422	176,564
As adjusted	(469,442)	210,941	172,790

Provision for income taxes
As previously reported	61,944	59,400	49,738
As adjusted	56,174	56,677	48,164

Income (loss) from continuing operations net of income taxes
As previously reported	(522,954)	158,022	126,826
As adjusted	(525,616)	154,264	124,626

Net income (loss) attributable to common shareowners
As previously reported	(521,843)	154,406	(55,783)
As adjusted	(524,505)	150,648	(57,983)

Common Share Data:
Earnings (loss) per common share
Basic
Continuing operations attributable to common shareowners
As previously reported	$(7.76)	$2.35	$1.82
As adjusted	$(7.80)	$2.30	$1.78

Net income (loss) attributable to common shareowners
As previously reported	$(7.76)	$2.31	$(0.81)
As adjusted	$(7.80)	$2.25	$(0.84)

Diluted
Continuing operations attributable to common shareowners
As previously reported	$(7.76)	$2.29	$1.79
As adjusted	$(7.80)	$2.24	$1.76

Net income (loss) attributable to common shareowners
As previously reported	$(7.76)	$2.25	$(0.80)
As adjusted	$(7.80)	$2.19	$(0.83)

Other Data:
Depreciation and amortization
As previously reported	$91,183	$86,379	$82,586
As adjusted	91,290	86,411	82,586

Capital expenditures
As previously reported	197,081	227,036	181,747
As adjusted	199,858	230,938	183,529

Balance Sheet Data (at end of period):
Working capital
As previously reported	—	305,336	—
As adjusted	—	299,587	—

Total assets
As previously reported	2,159,918	2,805,537	2,557,544
As adjusted	2,141,413	2,778,313	2,523,449

Total debt
As previously reported	576,098	510,049	572,054
As adjusted	515,332	437,902	489,284

Total shareholders’ equity
As previously reported	1,199,025	1,860,467	1,595,211
As adjusted	1,241,286	1,905,390	1,643,892

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Continuing Operations

We are a leading global provider of solutions that advance the drug discovery and development process, including research models and associated services and outsourced preclinical services. We provide our products and services to global pharmaceutical companies, biotechnology companies, as well as government agencies, and leading hospitals and academic institutions throughout the world in order to bring drugs to market faster and more efficiently. Our broad portfolio of products and services enables our customers to reduce costs, increase speed to market and enhance their productivity and effectiveness in drug discovery and development. We have built upon our core competency of laboratory animal medicine and science (research model technologies) to develop a diverse and growing portfolio of regulatory compliant preclinical services which address drug discovery and development in the preclinical arena. We have been in business for over 60 years and currently operate approximately 70 facilities in 17 countries worldwide.

Our sales growth in 2008 was driven by continued spending by major pharmaceuticals, biotechnology companies and academic institutions on our global products and services, which aid in their development of new drugs and products, partially offset by the impact of the slower economy and world wide credit crisis. We expect the long-term drivers for our business as a whole primarily to emerge from our customers’ continued demand for research models and services and regulatory compliant preclinical services, as well as increased strategic focus on outsourcing. During the second half of 2008, demand for our services decelerated at a greater rate than products impacting our growth rate. We believe this was primarily due to emerging factors which include: business restructuring and reprioritization of pipelines by pharmaceutical and biotechnology clients, which led to significant and accelerating study slippage and delays; lack of funding for biotechnology companies; and tight cost controls which resulted in more measured spending and some pricing pressure.

Our 2009 expectations reflect softer market demand, particularly for preclinical services which will continue at least until mid-year. We believe that our clients will continue to outsource drug development services as they strive to improve the efficiency of their drug pipelines. For additional discussion of the factors that we believe are influencing outsourcing demand from our customers, please see the section entitled “Our Strategy” included elsewhere in this Form 10-K.

We are using this period of market uncertainty to streamline our operations, and have implemented additional actions to improve our operating efficiency. These actions include initiating a hiring freeze, a salary freeze for a substantial percentage of our workforce, including all incentive-eligible employees, continued tight control of discretionary spending and implementing a headcount reduction affecting 3% of our total workforce (predominately in our PCS business segment) and the closure of our Arkansas facility. As a result of these cost-saving actions, the Company will take a one-time charge in 2009 of approximately $9.0 million. The Company expects that these actions will reduce costs by approximately $20.0 million in 2009, with an annual run-rate of approximately $25.0 million. We also are pursuing strategic alternatives for our clinical Phase I operation in Scotland, with an intention to divest these operations.

Our capital expenditures totaled $199.9 million in 2008 and our planned capital expenditures in 2009 are in the range of $100 million to $120 million. As a result of the factors which are affecting our sales growth, we evaluated our expansion plans and determined that we have sufficient capacity to accommodate our clients’ current demand. We expect to open the Sherbrooke (Canada) facility in the first half of 2009, in order to relieve capacity constraints at our Montreal facility. We have delayed the expansion of our Ohio facility until 2010, when we believe the industry will be better positioned to absorb additional capacity.

In addition to internally generated organic growth, our business strategy includes strategic “bolt-on” acquisitions that complement our business, increase the rate of our growth or geographically expand our existing services, as evidenced by our acquisitions of NewLab BioQuality AG and MIR Preclinical Services in 2008.

Our annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Based on our initial assessment (step one) for 2008, the fair value of our business units exceeded their carrying value therefore our goodwill was not impaired. As economic conditions worsened late in the fourth quarter and our business performance and outlook were not as strong as anticipated, coupled with a decrease in our market capitalization, management determined that circumstances had changed enough to trigger another goodwill impairment test as of December 27, 2008. Our analysis resulted in the determination that the fair value our PCS business was less than its carrying value. The second step of the goodwill impairment test involved us calculating the implied goodwill for the PCS business. The carrying value of the goodwill assigned to the PCS business exceeded the implied fair value of goodwill, resulting in a goodwill impairment of $700 million.

Total net sales in 2008 were $1.3 billion, an increase of 9.2% over 2007 with demand decelerating during the second half of the year. The sales increase was due primarily to increased customer demand and higher pricing in Research Models and Services (RMS), strong large model safety testing and certain specialty toxicology sales partially offset by slower demand for PCS due to our clients’ restructuring and reprioritization efforts, particularly in Europe. The effect of foreign currency translation added 1.3% to sales growth. Our gross margin decreased to 38.0% of net sales compared to 38.9% of net sales in 2007, due primarily to lower sales growth.

Our operating loss for 2008 was $449.9 million compared to income of $227.2 million for 2007 primarily due to the goodwill impairment of $700 million in 2008.

Loss from continuing operations attributable to common shareowners was $524.9 million in 2008 compared to income of $153.8 million in 2007. Diluted loss per share from continuing operations for 2008 was $7.80 compared to earnings per share of $2.24 in 2007.

We report two segments: RMS and PCS, which reflect the manner in which our operating units are managed.

Our RMS segment, which represented 49.1% of net sales in 2008, includes sales of research models, genetically engineered models and services (GEMS), research animal diagnostics, discovery and imaging services, consulting and staffing services, vaccine support and in vitro technology (primarily endotoxin testing). Although demand decelerated during the second half of the year, net sales for this segment increased 14.3% compared to 2007 due to increased small model sales in the United States and Europe, increased consulting and staffing services and strong in vitro sales. Favorable foreign currency translation increased the net sales gain by 3.7%. We experienced decreases in both the RMS gross margin and operating margin compared to last year (to 43.1% from 43.2% and to 30.1% from 30.7%, respectively) due mainly to the impact of the greater proportion of services in the sales mix and the second-quarter increase in operating expenses in Japan.

Our PCS segment, which represented 50.9% of net sales in 2008, includes services required to take a drug through the development process including discovery support, toxicology, pathology, biopharmaceutical, bioanalysis, pharmacokinetics and drug metabolism services, as well as Phase I clinical trials. Sales for this segment increased 4.6% over 2007, however, demand decelerated during the second half of the year. Sales were driven by continuing demand for large model safety testing and certain specialty toxicology studies as well as the acquisition of NewLab BioQuality AG, partially offset by more measured pharmaceutical spending due to our clients’ restructuring and reprioritization efforts, particularly in Europe. Unfavorable foreign currency decreased sales growth by 0.9%. We experienced a decrease in the PCS gross margin during 2008 to 33.1% from 35.0% in 2007, due mainly to the lower sales growth and additional costs associated with the transition to the new preclinical facility in Nevada and start-up costs in

China. As a result of the goodwill impairment, the 2008 operating margin was a negative 87.3% compared to 15.8% in 2007.

Net Income Attributable to Common Shareowners

Net loss attributable to common shareowners for 2008 was $524.5 million compared to income of $150.6 million in 2007.

Critical Accounting Policies and Estimates

The preparation of these financial statements requires management to use judgment when making assumptions that are involved in preparing estimates that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions. Some of those estimates can be complex and require management to make estimates about the future and actual results could differ from those estimates. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. For any given estimate or assumption made by management, there may also be other estimates or assumptions that are reasonable.

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the consolidated financial statements of Charles River Laboratories International, Inc. which have been prepared in accordance with accounting principles generally accepted in the United States. Management believes the following critical accounting policies are most affected by significant judgments and estimates used in the preparation of our consolidated financial statements. The following summary should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this Form 10-K. We believe the following critical accounting policies and estimates reflect our more significant judgments and estimates than usual in the preparation of our consolidated financial statement:

•                  Goodwill and other intangible assets;

•                  Revenue recognition;

•                  Pension plan accounting;

•                  Stock-based compensation; and

•                  Income taxes and deferred tax assets.

Goodwill, Other Intangible Assets  We have intangible assets, including goodwill and other identifiable and indefinite-lived acquired intangibles on our balance sheet due to our acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgments and estimates. These estimates are based on, among other factors, input from accredited valuation consultants, reviews of projected future income cash flows and statutory regulations. The use of alternative estimates and assumptions might have increased or decreased the estimated fair value of our goodwill and other intangible assets that could potentially result in a different impact to our results of operations.

We perform an annual impairment analysis of goodwill to determine if impairment exists. The goodwill impairment analysis is a two-step process. The first step is used to identify potential impairment and involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. Fair value is determined by using a weighted combination of a market-based approach and an income approach, as this combination is deemed to be the most indicative of our fair value in an orderly transaction between market participants. Under the market-based approach, we utilize information about our Company as well as publicly available industry information to determine earnings multiples and sales multiples that are used to value our reporting units. Under the income approach, we determine fair value based on the estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital which reflects the overall level of inherent risk of the reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among others. Our projections are based on an internal strategic review. Key assumptions, strategies, opportunities and risks from this strategic review along with a market evaluation are the basis for our assessment. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not considered to be impaired. However, if the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

The second step of the goodwill impairment process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment. The implied fair value of goodwill is determined similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. In determining the fair value of assets we utilize appraisals for the fair value of property and equipment and valuations of certain intangible assets, including customer relationships.

Our annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Based on our initial assessment (step one) for 2008, the fair value of our business units exceeded their carrying value therefore our goodwill was not impaired. As economic conditions worsened late in the fourth quarter and our business performance and outlook was not as strong as anticipated coupled with a decrease in our market capitalization, management determined that circumstances had changed enough to trigger another goodwill impairment test as of December 27, 2008. Our analysis resulted in the determination that the fair value our PCS business was less than its carrying value. The second step of the goodwill impairment test involved us calculating the implied goodwill for the PCS business. The carrying value of the goodwill assigned to the PCS business exceeded the implied fair value of goodwill resulting in a goodwill impairment of $700 million.

Goodwill will not be amortized, but will be reviewed for impairment at least annually. The results of this year’s impairment test are as of a point in time. If the future growth and operating results of our business are not as strong as anticipated and/or our market capitalization declines, this could impact the assumptions used in calculating the fair value in subsequent years. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to our earnings. Such an impairment charge could materially and adversely affect our operating results and financial condition. As of December 27, 2008, we had recorded goodwill and other intangibles of $593.7 million in the consolidated balance sheet.

Revenue Recognition  We recognize revenue on product and services sales. We record product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectability is reasonably assured. Recognition of service revenue is primarily based on the completion of agreed-upon service procedures including rate specified contracts and fixed fee contracts. Revenue of agreed-upon rate contracts is recognized as services are performed, based on rates specified in the contract. Revenue of fixed fee contracts is recognized as services are performed in relation to estimated costs to complete procedures specified by the customers in the form of study protocols. Our fixed fee service contracts, which are utilized mainly in our Preclinical segment, vary in term from a few days to greater than a year, with the majority of such contracts having a term of less than six months. Management reviews the costs incurred and services provided to date on these contracts in relation to the total estimated effort to complete the contract. As a result of the reviews, revisions in estimated effort to complete the contract are reflected in the period in which the change became known. These judgments and estimates are not expected to result in a change that would materially affect our reported results. In some cases, a portion of the contract fee is paid at the time the study is initiated. These advances are recorded as deferred revenue and recognized as revenue as services are performed. Conversely, in some cases, revenue is recorded based on the level of service performed in advance of billing the customer with the offset to unbilled receivable. As of December 27, 2008, we had recorded unbilled revenue of $51.8 million and deferred revenue of $86.7 million in our consolidated balance sheet based on the difference between the estimated level of services performed and the billing arrangements defined by our service contracts.

Pension Plan Accounting  As of December 27, 2008, we had a pension liability of $32.2 million. The actuarial computations require the use of assumptions to estimate the total benefits ultimately payable to employees and allocate this cost to the service periods. The key assumptions include the discount rate, the expected return on plan assets and expected future rate of salary increases. In addition, our actuaries determine the expense or liability of the plan using other assumptions for future experiences such as withdrawal and mortality rate. The key assumptions used to calculate pension costs are determined and reviewed annually by management after consulting with outside investment advisors and actuaries. The assumed discount rate, which is intended to be the actual rate at which benefits could effectively be settled, is adjusted based on the change in the long-term bond yield as of the measurement date. As of December 27, 2008, the weighted-average discount rate for our pension plans was 5.74%.

The assumed expected return on plan assets is the average return expected on the funds invested or to be invested to provide future benefits to pension plan participants. This includes considering the assets allocation and expected returns likely to be earned over the life of the plan. If the actual return is different from the assumed expected return in plan assets, the difference would be amortized over a period of approximately 15 to 20 years. The estimated effect of a 1.0% change in the expected rate of return would increase or decrease pension expense by $1.3 million.

During 2008, our Board of Directors voted to freeze the accrual of benefits under our U.S. pension plan effective April 30, 2008. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” we recorded a curtailment gain of $3.3 million in 2008.

Stock-based Compensation  We recognize compensation expense for all share-based payment awards made to employees and directors including employee stock options and restricted stock awards based on estimated fair values. Accordingly, stock-based compensation cost is measured at grant date, based on the estimated fair value of the award and is recognized as expense on a straight-line basis over the requisite service period which is generally the vesting period. During the year ended December 27, 2008, we recognized $24.3 million of stock compensation expense associated with stock options, restricted stock and performance based stock awards.

We estimate the fair value of stock options using the Black-Scholes option-pricing model and the fair value of our restricted stock awards and restricted stock units based on the quoted market price of our common stock. We recognize the associated compensation expense on a straight-line basis over the vesting periods of the awards, net of estimated forfeitures. Forfeiture rates are estimated based on historical pre-vesting forfeitures and are updated on vesting date to reflect actual forfeitures.

Estimating the fair value for stock options requires judgment, including estimating stock-price volatility, expected term, expected dividends and risk-free interest rates. The expected volatility rates are estimated based on historical volatilities of our common stock over a period of time that approximates the expected term of the options. The expected term represents the average time that options are expected to be outstanding and is estimated based on the historical exercise and post-vesting cancellation patterns of our stock options. Expected dividends are estimated based on our dividend history as well as our current projections. The risk-free interest rate is based on the market yield of U.S. Treasury securities for periods approximating the expected terms of the options in effect at the time of grant. These assumptions are updated on at least an annual basis or when there is a significant change in circumstances that could affect these assumptions.

The fair value of option based stock awards granted during 2008 was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

December 27, 2008
Expected life (in years)	4.5
Expected volatility	24.0%
Risk-free interest rate	2.76%
Expected dividend yield	0.0%
Weighted-average option grant date fair value	$14.85

Income Taxes  As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax expense and assessing temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could impact our financial position or results of operations.

As of December 27, 2008, earnings of non-U.S. subsidiaries considered to be indefinitely reinvested totaled $194.1 million. No provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. Federal and state taxes and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of additional tax that might be payable on this undistributed foreign income.

We are a worldwide business and operate in various tax jurisdictions where tax laws and tax rates are subject to change given the political and economic climate in these countries. We report and pay income taxes based upon operational results and applicable law. Our tax provision is based upon enacted tax rates in effect to determine both the current and deferred tax position. Any significant fluctuation in tax rates or changes in tax laws could cause our estimate of taxes to change resulting in either increases or decreases in our effective tax rate.

Effective December 31, 2006, we adopted the provisions of FIN 48 “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109,” which clarifies the accounting for income tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on the derecognition of previously recognized income tax items, measurement, classification, interest and penalties, accounting in interim periods and financial statement disclosure. Under FIN 48, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in our financial statements from such positions are measured on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Due to our size and the number of tax jurisdictions within which we conduct our global business operations, we are subject to income tax audits on a regular basis. As a result, we have tax reserves which are attributable to potential tax obligations around the world. We believe we have sufficiently provided for all audit exposures and assessments. Settlements of these audits or the expiration of the statute of limitations on the assessment of income taxes for any tax year may result in an increase or decrease to our effective tax rate.

Segment Operations

The following tables show the net sales and the percentage contribution of each of our reportable segments for the past three years. They also show cost of products sold and services provided, selling, general and administrative expenses, amortization of goodwill and intangibles and operating income by segment and as percentages of their respective segment net sales.

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
	(dollars in millions)
Net sales:
Research models and services	$659.9	$577.2	$515.0
Preclinical services	683.6	653.4	543.4
Cost of products sold and services provided:
Research models and services	$375.3	$327.9	$300.9
Preclinical services	457.5	424.5	350.9
Goodwill impairment:
Research models and services	$—	$—	$—
Preclinical services	700.0	—	—
Selling, general and administrative expenses:
Research models and services	$83.3	$70.3	$65.9
Preclinical services	94.8	93.7	73.0
Unallocated corporate overhead	52.2	53.5	41.9
Amortization of other intangibles:
Research models and services	$2.6	$1.9	$0.4
Preclinical services	27.7	31.6	37.2
Operating income (loss):
Research models and services	$198.7	$177.1	$147.8
Preclinical services	(596.4)	103.6	82.3
Unallocated corporate overhead	(52.2)	(53.5)	(41.9)

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Net sales:
Research models and services	49.1%	46.9%	48.7%
Preclinical services	50.9%	53.1%	51.3%
Cost of products sold and services provided:
Research models and services	56.9%	56.8%	58.4%
Preclinical services	66.9%	65.0%	64.6%
Goodwill impairment:
Research models and services	—	—	—
Preclinical services	102.4%	—	—
Selling, general and administrative expenses:
Research models and services	12.6%	12.2%	12.8%
Preclinical services	13.9%	14.3%	13.4%
Unallocated corporate overhead	—	—	—
Amortization of other intangibles:
Research models and services	0.4%	0.3%	0.1%
Preclinical services	4.1%	4.8%	6.8%
Operating income:
Research models and services	30.1%	30.7%	28.7%
Preclinical services	(87.3)%	15.9%	15.2%
Unallocated corporate overhead	(3.9)%	(4.3)%	(4.0)%

In our consolidated statements of income, we provide a breakdown of net sales and cost of sales between net products and services. Such information is reported irrespective of the business segment from which the sales were generated.

Results of Operations

The following table summarizes historical results of operations as a percentage of net sales for the periods shown:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Net sales	100.0%	100.0%	100.0%
Cost of products sold and services provided	62.0%	61.1%	61.6%
Selling, general and administrative expenses	17.1%	17.7%	17.0%
Goodwill impairment	52.1%	—	—
Amortization of other intangibles	2.3%	2.7%	3.6%
Operating income (loss)	(33.5)%	18.5%	17.8%
Interest income	0.6%	0.8%	0.6%
Interest expense	1.7%	2.0%	2.2%
Provision for income taxes	4.2%	4.6%	4.6%
Noncontrolling interests	0.1%	—%	0.2%
Income (loss) from continuing operations	(39.1)%	12.5%	11.6%

Fiscal 2008 Compared to Fiscal 2007

Net Sales.  Net sales in 2008 were $1,343.5 million, an increase of $112.9 million, or 9.2%, from $1,230.6 million in 2007.

Research Models and Services.  In 2008, net sales for our RMS segment were $659.9 million, an increase of $82.7 million, or 14.3%, from $577.2 million in 2007, due to increased small model sales in the United States and Europe, increased consulting and staffing services and strong in vitro sales. Favorable foreign currency translation increased sales growth by approximately 3.7%. RMS sales increased due to pricing and unit volume increases in both models, including large models, and services. The RMS sales growth was driven by increases in basic research and biotechnology spending, which drove greater demand for our products and services.

Preclinical Services.  In 2008, net sales for our PCS segment were $683.6 million, an increase of $30.2 million, or 4.6%, compared to $653.4 million in 2007. Sales were driven by continuing demand for large model safety testing and certain specialty toxicology studies as well as the acquisition of NewLab BioQuality AG, partially offset by more measured pharmaceutical spending due to our clients’ restructuring and reprioritization efforts, particularly in Europe. Unfavorable foreign currency had a negative impact on sales growth by 0.9%.

Cost of Products Sold and Services Provided.  Cost of products sold and services provided in 2008 was $832.8 million, an increase of $80.4 million, or 10.7%, from $752.4 million in 2007. Cost of products sold and services provided in 2008 was 62.0% of net sales, compared to 61.1% in 2007.

Research Models and Services.  Cost of products sold and services provided for RMS in 2008 was $375.3 million, an increase of $47.5 million, or 14.5%, compared to $327.8 million in 2007. Cost of products sold and services provided as a percentage of net sales in 2008 was 56.9% compared to 56.8% in 2007. The greater facility utilization was the result of the increased sales during the quarter, partially offset by an unfavorable product mix due to greater growth in the lower margin service area.

Preclinical Services.  Cost of services provided for the PCS segment in 2008 was $457.5 million, an increase of $32.9 million, or 7.8%, compared to $424.6 million in 2007. Cost of services provided as a percentage of net sales was 66.9% in 2008, compared to 65.0% in 2007. The increase in cost of services provided as a percentage of net sales was primarily due to the impact of lower sales growth and the start-up and transition costs of PCS Nevada facilities.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses in 2008 were $230.3 million, an increase of $12.8 million, or 5.9%, from $217.5 million in 2007. Selling, general and administrative expenses in 2008 were 17.1% of net sales compared to 17.7% of net sales in 2007.

Research Models and Services.  Selling, general and administrative expenses for RMS in 2008 were $83.3 million, an increase of $13.0 million, or 18.5%, compared to $70.3 million in 2007. Selling, general and administrative expenses increased as a percentage of sales to 12.6% in 2008 from 12.2% in 2007 due mainly to higher operating costs.

Preclinical Services.  Selling, general and administrative expenses for the PCS segment in 2008 were $94.8 million, an increase of $1.1 million, or 1.2%, compared to $93.7 million in 2007. Selling, general and administrative expenses in 2008 decreased to 13.9% of net sales compared to 14.3% in 2007.

Unallocated Corporate Overhead.  Unallocated corporate overhead, which consists of various costs primarily related to activities centered at our corporate headquarters, such as compensation (including stock-based compensation), information systems, compliance and facilities expenses associated with our corporate, administration and professional services functions was $52.2 million in 2008, compared to $53.5 million in 2007. The decrease in unallocated corporate overhead in 2008 was primarily due to the gain associated with the curtailment of the U.S. pension plan and slower growth in health care costs.

Amortization of Other Intangibles.  Amortization of other intangibles in 2008 was $30.3 million, a decrease of $3.2 million, from $33.5 million in 2007.

Research Models and Services.  In 2008, amortization of other intangibles for our RMS segment was $2.6 million, an increase of $0.7 million from $1.9 million in 2007.

Preclinical Services.  In 2008, amortization of other intangibles for our PCS segment was $27.7 million, a decrease of $3.9 million from $31.6 million in 2007.

Goodwill Impairment.  Our annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Based on our initial assessment (step one) for 2008, the fair value of our business units exceeded their carrying value therefore our goodwill was not impaired. As economic conditions worsened late in the fourth quarter and our business performance and outlook was not as strong as anticipated coupled with a decrease in our market capitalization, management determined that circumstances had changed enough to trigger another goodwill impairment test as of December 27, 2008. Our analysis resulted in the determination that the fair value our PCS business was less than its carrying value. The second step of the goodwill impairment test involved us calculating the implied goodwill for the PCS business. The carrying value of the goodwill assigned to the PCS business exceeded the implied fair value of goodwill resulting in a goodwill impairment of $700 million.

Operating Income.  Operating loss in 2008 was $449.9 million, compared to operating income of $227.2 million in 2007.

Research Models and Services.  In 2008, operating income for our RMS segment was $198.7 million, an increase of $21.5 million, or 12.2%, from $177.2 million in 2007. Operating income as a percentage of net sales in 2008 was 30.1%, compared to 30.7% in 2007. The decrease in operating income as a percentage of sales was primarily due to increased operating expenses offset by improved utilization due to the higher sales volume.

Preclinical Services.  In 2008, operating loss for our PCS segment was $596.4 million, compared to operating income of $103.5 million in 2007. The decrease in operating income as a percentage of net sales was primarily due to goodwill impairment as well as to the start-up and transition costs for our PCS Nevada facilities, partially offset by improved operating efficiency as a result of higher sales and lower amortization costs.

Interest Expense.  Interest expense in 2008 was $22.3 million, compared to $24.5 million in 2007, due primarily to lower outstanding debt and lower interest rates.

Interest Income.  Interest income in 2008 was $8.7 million compared to $9.7 million in 2007.

Income Taxes.  Income tax expense in 2008 was $56.2 million, a decrease of $0.5 million compared to $56.7 million in 2007. Our effective tax rate in 2008 was (12.0)% which was adversely impacted by the goodwill impairment by (37.6)%. Our 2007 effective tax rate was 26.9%. The change from 2007 to 2008 effective tax rate was primarily due to the goodwill impairment.

Net Income (Loss) attributable to common shareowners.  Net loss attributable to common shareowners in 2008 was $524.5 million compared to net income attributable to common shareowners of $150.6 million in 2007.

Fiscal 2007 Compared to Fiscal 2006

Net Sales.  Net sales in 2007 were $1,230.6 million, an increase of $172.2 million, or 16.3%, from $1,058.4 million in 2006.

Research Models and Services.  In 2007, net sales from our RMS segment were $577.2 million, an increase of $62.2 million, or 12.1%, from $515.0 million in 2006. Favorable foreign currency translation increased our net sales gain by 2.9%. RMS sales increased due to pricing and unit volume increases in both models and services. The RMS sales growth was driven by increases in basic research and biotechnology spending, which drove greater demand for our products and services, partially offset by lower sales growth in research models in Japan.

Preclinical Services.  In 2007, net sales from our Preclinical Services segment were $653.4 million, an increase of $110.0 million, or 20.2%, compared to $543.4 million in 2006. The increase was primarily due to the increased customer demand for toxicology and other specialty preclinical services, reflecting increased customer outsourcing along with the full year impact of the acquisition of Northwest Kinetics. Favorable foreign currency increased sales growth by 2.9%.

Cost of Products Sold and Services Provided.  Cost of products sold and services provided in 2007 was $752.4 million, an increase of $100.6 million, or 15.4%, from $651.8 million in 2006. Cost of products sold and services provided in 2007 was 61.1% of net sales, compared to 61.6% in 2006.

Research Models and Services.  Cost of products sold and services provided for RMS in 2007 was $327.9 million, an increase of $27.0 million, or 9.0%, compared to $300.9 million in 2006. Cost of products sold and services provided in 2007 decreased to 56.8% of net sales compared to 58.4% of net sales in 2006. The favorable cost of products sold and services provided as a percentage of sales was due to greater facility utilization as a result of increased sales.

Preclinical Services.  Cost of services provided for the Preclinical Services segment in 2007 was $424.5 million, an increase of $73.6 million, or 21.0%, compared to $350.9 million in 2006. Cost of services provided as a percentage of net sales was 65.0% in 2007, compared to 64.6% in 2006. The increase in cost of services provided as a percentage of net sales was primarily due to the impact of increased costs related to the transition to our new Massachusetts facility and the foreign exchange impact of the strengthening Canadian dollar, partially offset by improved performance at certain PCS locations.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses in 2007 were $217.5 million, an increase of $36.7 million, or 20.3%, from $180.8 million in 2006. Selling, general and administrative expenses in 2007 were 17.7% of net sales compared to 17.1% of net sales in 2006. The increase as a percentage of sales was due primarily to increases in unallocated corporate overhead and charges related to the accelerated exit of our Worcester facility.

Research Models and Services.  Selling, general and administrative expenses for RMS in 2007 were $70.3 million, an increase of $4.4 million, or 6.8%, compared to $65.9 million in 2006. Selling, general and administrative expenses decreased as a percentage of sales to 12.2% in 2007 from 12.8% in 2006 due mainly to greater economies of scale.

Preclinical Services.  Selling, general and administrative expenses for the Preclinical Services segment in 2007 were $93.7 million, an increase of $20.7 million, or 28.3%, compared to $73.0 million in 2006. Selling, general and administrative expenses in 2007 increased to 14.3% of net sales, compared to 13.4% of net sales in 2006 due to charges related to the accelerated exit of our Worcester facility.

Unallocated Corporate Overhead.  Unallocated corporate overhead, which consists of various corporate expenses including those associated with stock based compensation, pension and departments such as senior executives, corporate accounting, legal, tax, treasury, global informational technology, human resources and investor relations, was $53.5 million in 2007, compared to $41.9 million in 2006. The increase in unallocated corporate overhead in 2007 was due to increased equity based compensation, higher information technology costs and higher bonus accruals.

Amortization of Other Intangibles.  Amortization of other intangibles in 2007 was $33.5 million, a decrease of $4.1 million, from $37.6 million in 2006. The decreased amortization was primarily due to reduced amortization related to the acquisition of Inveresk.

Research Models and Services.  In 2007, amortization of other intangibles for our RMS segment was $1.9 million, an increase of $1.5 million from $0.4 million in 2006. The increased amortization was primarily due to the acquisition of the remaining 15% of the equity of Charles River Laboratories Japan, Inc., from the noncontrolling interest partner in the first quarter of 2007.

Preclinical Services.  In 2007, amortization of other intangibles for our Preclinical Services segment was $31.6 million, a decrease of $5.6 million from $37.2 million in 2006. The decrease in amortization of other intangibles was primarily due to reduced amortization related to the Inveresk acquisition.

Operating Income.  Operating income in 2007 was $227.2 million, an increase of $39.0 million, or 20.7%, from $188.2 million in 2006. Operating income in 2007 was 18.5% of net sales, compared to 17.8% of net sales in 2006. The increase as a percentage of sales was due primarily to increased operating income margins in RMS along with lower amortization costs.

Research Models and Services.  In 2007, operating income for our RMS segment was $177.2 million, an increase of $29.4 million, or 19.9%, from $147.8 million in 2006. Operating income as a percentage of net sales in 2007 was 30.7%, compared to 28.7% in 2006. The increase in operating income as a percentage of sales was primarily due to improved capacity utilization resulting from the higher sales volume.

Preclinical Services.  In 2007, operating income for our Preclinical Services segment was $103.5 million, an increase of $21.2 million, or 25.8%, from $82.3 million in 2006. Operating income as a percentage of net sales increased to 15.8%, compared to 15.2% of net sales in 2006. The increase in operating income as a percentage of net sales was primarily due to higher sales which resulted in improved operating efficiency and lower amortization costs, partially offset by the start-up and transition costs for our PCS Massachusetts facilities and the foreign exchange impact of the strengthening Canadian dollar.

Interest Income.  Interest income in 2007 was $9.7 million, compared to $6.8 million in 2006. The $2.9 million increase was primarily due to increased funds invested.

Interest Expense.  Interest expense in 2007 was $24.5 million, compared to $23.2 million in 2006. The $1.3 million increase was primarily due to the full year impact of the convertible debt.

Income Taxes.  Income tax expense for 2007 was $56.7 million, an increase of $8.5 million compared to $48.2 million in 2006. Our effective tax rate for 2007 was 26.9% compared to 27.9% for 2006. The decline in effective tax rate in 2007 was primarily due to benefits recorded in 2007 related to tax law changes in the United Kingdom and Germany and benefits generated due to mix of earnings.

Income from Continuing Operations attributable to common shareowners.  Income from continuing operations attributable to common shareowners in 2007 was $153.8 million, an increase of $30.8 million from $123.0 million in 2006.

Loss from Discontinued Operations.  The loss from discontinued operations in 2007 was $3.1 million. The loss from discontinued operations for 2006 was $181.0 million which included a goodwill impairment of $129.2 million, the tax expense of $37.8 million related to the sale of the Phase II-IV Clinical business, as well as results from our ISS business.

Net Income (Loss) attributable to common shareowners.  Net income attributable to common shareowners in 2007 was $150.6 million compared to a net loss attributable to common shareowners of $58.0 million in 2006.

Liquidity and Capital Resources

The following discussion analyzes liquidity and capital resources by operating, investing and financing activities as presented in our condensed consolidated statements of cash flows.

Our principal sources of liquidity have been our cash flow from operations, the convertible debt offering, our marketable securities and our revolving line of credit arrangements.

We had marketable securities of $19.0 million and $63.4 million as of December 27, 2008 and December 29, 2007, respectively. The decline was primarily due to management’s decision to move funds into cash equivalent type investments. As of December 27, 2008 and December 29, 2007, we had $19.0 million and $38.2 million invested in auction rate securities rated AAA by a major credit rating agency. Our auction rate securities are guaranteed by U.S. federal agencies. These auction rate securities provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, usually every 7 or 35 days. The overall credit concerns in the capital markets as well as the failed auctions of these securities have impacted our ability to liquidate these investments. The auctions for the securities we own continue to fail, the investment may not be readily convertible to cash until a future auction of these investments is successful. Based on our ability to access our cash and other short-term investments, our expected operating cash flows, and other sources of cash, we do not anticipate the current lack of liquidity on these investments will affect our ability to operate our business as usual.

In 2006, we issued $350.0 million of 2.25% Convertible Senior Notes (the 2013 Notes) due in 2013. At December 27, 2008, the fair value of our outstanding 2013 Notes was approximately $311.1 based on their quoted market value. During the fourth quarter of 2008 no conversion triggers were met.

Concurrently with the sale of the 2013 Notes, we entered into convertible note hedge transactions with respect to our obligation to deliver common stock under the 2013 Notes. The convertible note hedges give us the right to receive, for no additional consideration, the numbers of shares of common stock that we are obligated to deliver upon conversion of the 2013 Notes (subject to antidilution adjustments substantially identical to those in the 2013 Notes), and expire on June 15, 2013. The aggregate cost of these convertible note hedges was $98.3 million.

Separately and concurrently with the pricing of the 2013 Notes, we issued warrants for approximately 7.2 million shares of our common stock. The warrants give the holders the right to receive, for no additional consideration, cash or shares (at our option) with a value equal to the appreciation in the price of our shares above $59.925, and expire between September 13, 2013 and January 22, 2014 over 90 equal increments. The total proceeds from the issuance of the warrants were $65.4 million.

From our economic perspective, the cumulative impact of the purchase of the convertible note hedges and the sale of the warrants increases the effective conversion price of the 2013 Notes from $48.94 to $59.925 per share.

We currently have a $428 million credit agreement and a $50 million credit agreement. At December 27, 2008, we had term loans of $134.9 million and $90.0 million under our revolving credit facility outstanding. As of December 27, 2008, we had $104.4 million available to borrow under our revolving credit agreements. As of December 27, 2008, we were compliant with all financial covenants specified in the credit agreements. For additional information regarding the 2013 Notes, the $428 million credit agreement and the $50 million credit agreement, please see Note 4 included in the Notes to Consolidated Financial Statements included elsewhere in this Form 10-K.

During the first quarter of 2009, the Company plans to repatriate approximately $90.0 million of the earnings of its non-U.S. subsidiaries. As such, the Company has changed its permanent reinvestment assertion with regards to these unremitted earnings. As a result of the change in assertion, the Company recorded a tax benefit primarily due to foreign tax credits in the fourth quarter of 2008 of $7.2 million, of which $4.0 million was reflected in the effective tax rate and $3.2 million was reflected in the Cumulative Translation Account. The proceeds from the repatriation will be used for general corporate purposes. The Company continues to maintain its permanent reinvestment assertion with regards to the remaining unremitted earnings of its non-U.S. subsidiaries.

Our Board of Directors has authorized a share repurchase program, originally authorized on July 27, 2005 and subsequently amended on October 26, 2005, May 9, 2006, August 1, 2007 and July 24, 2008 to acquire up to a total of $600.0 million of common stock. The program does not have a fixed expiration date. In order to facilitate these share repurchases, the Company has entered into Rule 10b5-1 Purchase Plans. As of December 27, 2008, approximately $187.1 million remained authorized for share repurchases.

Cash and cash equivalents totaled $243.6 million at December 27, 2008 compared to $225.4 million at December 29, 2007.

Net cash provided by operating activities in 2008 and 2007 was $282.2 million and $292.3 million, respectively. The decrease in cash provided by operations was primarily due to a decrease in deferred revenue. Our days sales outstanding (DSO) of 40 days as of December 27, 2008 increased from 35 days at December 29, 2007. Our DSO includes deferred revenue as an offset to accounts receivable in the calculation.

Net cash used in investing activities in 2008 and 2007 was $230.0 million and $204.7 million, respectively. Our capital expenditures in 2008 were $199.9 million of which $61.9 million was related to RMS and $138.0 million to PCS. For 2009 we project capital expenditures to be in the range of $100 to $120 million. We anticipate that future capital expenditures will be funded by operating activities and existing credit facilities.

Net cash used in financing activities in 2008 was $17.3 million and $46.4 million in 2007. During 2008, we purchased $115.1 million of treasury stock and repaid debt of $36.5 million partially offset by proceeds from exercises of employee stock options and warrants of $28.5 million and proceeds from debt of $102.0 million. During 2007, we purchased $41.6 million of treasury stock and repaid $64.5 million of debt, partially offset by proceeds from exercises of employee stock options of $54.0 million.

Minimum future payments of our contractual obligations at December 27, 2008 are as follows:

Contractual Obligations	Total	Less than 1 Year	1—3 Years	3—5 Years	After 5 Years
Debt	$575.8	$35.4	$190.4	$350.0	$—
Interest payments	45.6	12.8	28.8	4.0	—
Operating leases	98.3	21.4	24.8	17.4	34.7
Pension	94.5	9.4	9.7	28.7	46.7
Construction commitments	27.4	27.4	—	—	—
Total contractual cash obligations	$841.6	$106.4	$253.7	$400.1	$81.4

The above table does not reflect unrecognized tax benefits of $28.7 million. Refer to Note 7 to the Consolidated Financial Statements for additional discussion on unrecognized tax benefits.

Off-Balance Sheet Arrangements

The conversion features of our 2013 Notes are equity-linked derivatives. As such, we recognize these instruments as off-balance sheet arrangements. The conversion features associated with these notes would be accounted for as derivative instruments, except that they are indexed to our common stock and classified in stockholders’ equity. Therefore, these instruments meet the scope of exception of paragraph 11(a) of SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” and are accordingly not accounted for as derivatives for purposes of SFAS No. 133.

Recent Accounting Pronouncements

In June, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1) which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. As participating securities, these instruments should be included in the calculation of basic earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those years. Once effective, all prior-period earnings per share data presented must be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of the FSP. Early application is not permitted. The adoption of FSP EITF 03-6-1 will have no impact on our consolidated financial statements.

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP 14-1). This FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and will be applied retrospectively to all periods presented. We estimate that upon adoption of the provisions of FSP 14-1, $261,508 of the total proceeds from our debt will be allocated to the liability component, which represents the estimated fair value of similar debt instruments without the conversion option as of the date of issuance. The remaining $88,492 will be allocated to the equity component. The debt discount of $88,492 will be amortized to interest expense over the seven year period from June 2006 to June 2013, the expected life of the instrument. Additionally, upon adoption, approximately $1,903 of deferred financing costs capitalized at the time of issuance will be reclassified to equity as equity issuance costs and will not be amortized to interest expense.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities” (FAS 161). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement is not expected to have an impact on our consolidated financial statements.

In February 2008, the FASB issued FSP 157-1 and 157-2 that (1) partially deferred the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities and (2) removed certain leasing transactions from the scope of SFAS 157. SFAS 157 as amended by this FSP is effective for nonfinancial assets and liabilities in fiscal years beginning after November 15, 2008 and will be applied prospectively. The provisions of SFAS 157 will not have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FSP FAS 140-3: “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP 140-3). FSP 140-3 provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This FSP presumes that an initial transfer for a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under Statement 140. However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under Statement 140. This FSP is not expected to have an impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 141(R) and SFAS 160 introduce significant changes in the accounting for and reporting of business acquisitions and noncontrolling interests in a subsidiary. SFAS 141(R) continues the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. SFAS 141(R) changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. In addition, SFAS 141(R) will impact the annual goodwill impairment test associated with acquisitions that close both before and after its effective date. SFAS 141(R) amends SFAS 109 changing the accounting for adjustments to deferred tax asset valuation allowances and income tax uncertainties related to acquisitions that close both before and after its effective date, generally requiring adjustments to be reflected in income tax expense. SFAS 141(R) applies prospectively to fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. An entity may not apply SFAS 141(R) before that date. The adoption of SFAS 141(R) and SFAS 160 will impact our consolidated financial statements.

Item 7A.  Quantitative and Qualitative Disclosure about Market Risk

Certain of our financial instruments are subject to market risks, including interest rate risk and foreign currency exchange rates. We generally do not use financial instruments for trading or other speculative purposes.

Interest Rate Risk

The fair value of our marketable securities is subject to interest rate risk and will fall in value if market interest rates increase. If market rates were to increase immediately and uniformly by 100 basis points from levels at December 27, 2008, then the fair value of the portfolio would decline by approximately $0.2 million.

We have entered into two credit agreements, the $428 million credit agreement and the $50 million credit agreement. Our primary interest rate exposure results from changes in LIBOR or the base rates which are used to determine the applicable interest rates under our term loans in the $428 million credit agreement and in the $50 million agreement and our revolving credit facilities. Our potential additional interest expense over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate would be approximately $3.3 million on a pre-tax basis.

We issued $350 million of the 2013 Notes in a private placement in the second quarter of 2006. The convertible senior debenture notes bear an interest rate of 2.25%. The fair market value of the outstanding notes was $311.1 million on December 27, 2008.

Foreign Currency Exchange Rate Risk

We operate on a global basis and have exposure to some foreign currency exchange rate fluctuations for our earnings and cash flows. This risk is mitigated by the fact that various foreign operations are principally conducted in their respective local currencies. However, a portion of our foreign operations’ revenue is denominated in U.S. dollars, with the costs accounted for in their local currencies. We attempt to minimize this exposure by using certain financial instruments, for purposes other than trading, in accordance with our overall risk management and our hedge policy. In accordance with our hedge policy, we designate certain transactions as hedges as set forth in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

During 2008, we utilized foreign exchange contracts, principally to hedge the impact of currency fluctuations on customer transactions and certain balance sheet items. No foreign exchange contracts were outstanding on December 27, 2008.

Item 8.  Financial Statements and Supplementary Data

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules l3a-15(f) and l5d-l5(f) under the Securities Exchange Act of 1934). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment our management concluded that, as of December 27, 2008, our internal control over financial reporting was effective based on those criteria.

The effectiveness of our internal control over financial reporting as of December 27, 2008 has been audited by PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm, as stated in their report which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Charles River Laboratories International, Inc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories International, Inc and its subsidiaries at December 27, 2008 and December 29, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 27, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions as of December 31, 2006. As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for convertible debt instruments and noncontrolling interest in a subsidiary as of December 28, 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for convertible debt instruments and noncontrolling interest in a subsidiary, described in Note 2, as to which the date is August 4, 2009.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Net sales related to products	$471,741	$415,247	$374,832
Net sales related to services	871,752	815,379	683,553
Net sales	1,343,493	1,230,626	1,058,385
Costs and expenses
Cost of products sold	252,938	225,088	211,008
Cost of services provided	579,846	527,347	440,770
Selling, general and administrative	230,266	217,523	180,795
Goodwill impairment	700,000	—	—
Amortization of other intangibles	30,312	33,509	37,639
Operating income (loss)	(449,869)	227,159	188,173
Other income (expense)
Interest income	8,691	9,683	6,836
Interest expense	(22,334)	(24,453)	(23,200)
Other, net	(5,930)	(1,448)	981
Income (loss) from continuing operations, before income taxes	(469,442)	210,941	172,790
Provision for income taxes	56,174	56,677	48,164
Income (loss) from continuing operations, net of income taxes	(525,616)	154,264	124,626
Income (loss) from discontinued operations, net of tax	424	(3,146)	(181,004)
Net income (loss)	(525,192)	151,118	(56,378)
Less: Net loss (income) attributable to noncontrolling interests	687	(470)	(1,605)
Net income (loss) attributable to common shareowners	$(524,505)	$150,648	$(57,983)
Earnings (loss) per common share
Basic:
Continuing operations attributable to common shareowners	$(7.80)	$2.30	$1.78
Discontinued operations attributable to common shareowners	$0.01	$(0.05)	$(2.63)
Net income (loss) attributable to common shareowners	$(7.80)	$2.25	$(0.84)
Diluted:
Continuing operations attributable to common shareowners	$(7.80)	$2.24	$1.76
Discontinued operations attributable to common shareowners	$0.01	$(0.05)	$(2.59)
Net income (loss) attributable to common shareowners	$(7.80)	$2.19	$(0.83)

See Notes to Consolidated Financial Statements.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 27, 2008	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$243,592	$225,449
Trade receivables, net	210,214	213,908
Inventories	96,882	88,023
Other current assets	67,218	73,728
Current assets of discontinued operations	233	1,007
Total current assets	618,139	602,115
Property, plant and equipment, net	837,246	754,446
Goodwill, net	457,578	1,120,540
Other intangibles, net	136,100	148,905
Deferred tax asset	37,348	63,647
Other assets	50,815	84,473
Long-term assets of discontinued operations	4,187	4,187
Total assets	$2,141,413	$2,778,313
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt and capital leases	$35,452	$25,051
Accounts payable	40,517	36,715
Accrued compensation	54,870	53,359
Deferred revenue	86,707	102,021
Accrued liabilities	60,741	61,366
Other current liabilities	22,676	23,268
Current liabilities of discontinued operations	35	748
Total current liabilities	300,998	302,528
Long-term debt and capital leases	479,880	412,851
Other long-term liabilities	118,827	154,044
Total liabilities	899,705	869,423
Commitments and contingencies
Shareowners’ equity
Preferred stock, $0.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 120,000,000 shares authorized; 76,609,779 issued and 67,052,884 shares outstanding at December 27, 2008 and 75,427,649 issued and 68,135,324 shares outstanding at December 29, 2007	766	754
Capital in excess of par value	2,016,031	1,957,878
Retained (deficit) earnings	(352,934)	171,571
Treasury stock, at cost, 9,556,895 shares and 7,292,325 shares at December 27, 2008 and December 29, 2007, respectively	(425,924)	(310,372)
Accumulated other comprehensive income	3,347	85,559
Total shareowners’ equity	1,241,286	1,905,390
Noncontrolling interests	422	3,500
Total equity	1,241,708	1,908,890
Total liabilities and shareholders’ equity	$2,141,413	$2,778,313

See Notes to Consolidated Financial Statements.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Cash flows relating to operating activities
Net income (loss)	$(525,192)	$151,118	$(56,378)
Less: Income (loss) from discontinued operations	424	(3,146)	(181,004)
Income (loss) from continuing operations	(525,616)	154,264	124,626
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	91,290	86,411	82,586
Goodwill impairment	700,000	—	—
Gain on pension curtailment	(3,276)	—	—
Non-cash compensation	24,333	26,017	21,090
Deferred income taxes	6,902	(12,510)	2,462
Other, net	21,083	19,214	5,765
Changes in assets and liabilities:
Trade receivables	(8,532)	(492)	(18,961)
Inventories	(9,670)	(12,988)	(6,475)
Other assets	6,145	(9,333)	(19,295)
Accounts payable	8,177	2,076	(2,586)
Accrued compensation	1,248	9,445	(414)
Deferred revenue	(15,314)	8,736	(2,967)
Accrued liabilities	6,717	3,442	(8,493)
Other liabilities	(21,245)	18,045	417
Net cash provided by operating activities	282,242	292,327	177,755
Cash flows relating to investing activities
Acquisition of businesses, net of cash acquired	(69,151)	(11,584)	(30,862)
Capital expenditures	(199,858)	(230,938)	(183,529)
Purchases of marketable securities	(6,439)	(299,408)	(207,900)
Proceeds from sale of marketable securities	45,444	334,546	122,981
Other, net	51	2,668	130
Net cash used in investing activities	(229,953)	(204,716)	(299,180)
Cash flows relating to financing activities
Proceeds from long-term debt and revolving credit agreement	102,000	—	440,300
Payments on long-term debt, capital lease obligation and revolving credit agreement	(36,540)	(64,545)	(170,842)
Purchase of call options	—	—	(98,110)
Proceeds from exercises of stock options and warrants	28,490	53,977	22,900
Proceeds from issuance of warrants	—	—	65,423
Excess tax benefit from exercises of employee stock options	3,788	7,150	6,540
Purchase of treasury stock	(115,058)	(41,617)	(249,958)
Other, net	—	(1,392)	(10,685)
Net cash provided by (used in) financing activities	(17,320)	(46,427)	5,568
Discontinued operations
Net cash provided by (used in) operating activities	484	(4,177)	(11,603)
Net cash provided by investing activities	—	30	189,406
Net cash used in financing activities	—	—	(182)
Net cash provided by (used in) discontinued operations	484	(4,147)	177,621
Effect of exchange rate changes on cash and cash equivalents	(17,310)	13,032	(1,205)
Net change in cash and cash equivalents	18,143	50,069	60,559
Cash and cash equivalents, beginning of period	225,449	175,380	114,821
Cash and cash equivalents, end of period	$243,592	$225,449	$175,380
Supplemental cash flow information
Cash paid for interest	$14,186	$20,110	$22,992
Cash paid for taxes	$43,157	$38,448	$93,109
Supplemental non-cash investing activities information
Capitalized interest	$5,263	$8,619	$5,889

See Notes to Consolidated Financial Statements.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Total	Accumulated (Deficit) Earnings	Accumulated Other Comprehensive Income	Common Stock	Capital in Excess of Par	Treasury Stock	Unearned Compensation	Noncontrolling Interest
Balance at December 31, 2005	$1,836,731	$78,906	$8,540	$724	$1,777,625	$(17,997)	$(20,785)	9,718
Components of comprehensive income, net of tax:
Net (loss)	(56,378)	(57,983)	—	—	—	—	—	1,605
Foreign currency translation adjustment	12,207	—	12,335	—	—	—	—	(128)
Minimum pension liability adjustment	(195)	—	(195)	—	—	—	—	—
Unrealized gain on marketable securities	11	—	11	—	—	—	—	—
Total comprehensive income	(44,355)	—	—	—	—	—	—	1,477
Adjustment to initially apply SFAS No. 158, net of tax	480	—	480	—	—	—	—	—
Dividend paid noncontrolling interest	(1,972)	—	—	—	—	—	—	(1,972)
Tax benefit associated with stock issued under employee compensation plans	5,714	—	—	—	5,714	—	—	—
Exercise of warrants	79	—	—	—	79	—	—	—
Issuance of stock under employee compensation plans	22,821	—	—	10	22,811	—	—	—
Acquisition of treasury shares	(249,958)	—	—	—		(249,958)	—	—
Stock-based compensation	21,866	—	—	—	21,866	—	—	—
Purchase of hedge on convertible debt	(98,110)	—	—	—	(98,110)	—	—	—
Issuance of warrants	65,423	—	—	—	65,423	—	—	—
Debt discount (FSP APB 14-1)	86,534	—	—	—	86,534	—	—	—
Tax effect on debt discount (FSP APB 14-1)	(35,653)	—	—	—	(35,653)	—	—	—
Deferred tax assets	43,515	—	—	—	43,515	—	—	—
Reversal of unearned compensation upon adoption of SFAS No. 123(R)		—	—	—	(20,785)	—	20,785
Balance at December 30, 2006	$1,653,115	$20,923	$21,171	$734	$1,869,019	$(267,955)	$—	$9,223
Components of comprehensive income, net of tax:
Net income	151,118	150,648	—	—	—	—	—	470
Foreign currency translation adjustment	57,801	—	57,872	—	—	—	—	(71)
Net increase in unrecognized pension net gain/loss and prior service costs	6,564	—	6,564	—	—	—	—
Unrealized loss on marketable securities	(48)	—	(48)	—	—	—	—	—
Total comprehensive income	215,435	—	—	—	—	—	—	399
Decrease in noncontrolling interest for purchase of remaining interest in Japan	(5,624)	—	—	—	—	—	—	(5,624)
Dividend paid noncontrolling interest	(498)	—	—	—	—	—	—	(498)
Tax benefit associated with stock issued under employee compensation plans	8,727	—	—	—	8,727	—	—	—
Exercise of warrants	14	—	—	—	14	—	—	—
Issuance of stock under employee compensation plans	54,121	—	—	20	54,101	—	—	—
Acquisition of treasury shares	(42,417)	—	—	—	—	(42,417)	—	—
Stock-based compensation	26,017	—	—	—	26,017	—	—	—
Balance at December 29, 2007	$1,908,890	$171,571	$85,559	$754	$1,957,878	$(310,372)	$—	$3,500
Components of comprehensive income, net of tax:
Net (loss)	(525,192)	(524,505)	—	—	—	—	—	(687)
Foreign currency translation adjustment	(72,538)	—	(72,588)	—	—	—	—	50
Net decrease in unrecognized pension net gain/loss and prior service costs	(7,457)	—	(7,457)	—	—	—	—	—
Unrealized loss on marketable securities	(2,167)	—	(2,167)	—	—	—	—	—
Total comprehensive income	(607,354)	—	—	—	—	—	—	(637)
Decrease in noncontrolling interest for sale of Mexico	(2,441)	—	—	—	—	—	—	(2,441)
Tax benefit associated with stock issued under employee compensation plans	4,769	—	—	—	4,769	—	—	—
Exercise of warrants	741	—	—	—	741		—	—
Deferred taxes	731	—	—	—	731	—	—	—
Issuance of stock under employee compensation plans	27,591	—	—	12	27,579	—	—	—
Acquisition of treasury shares	(115,552)	—	—	—	—	(115,552)	—	—
Stock-based compensation	24,333	—	—	—	24,333	—	—	—
Balance at December 27, 2008	$1,241,708	$(352,934)	$3,347	$766	$2,016,031	$(425,924)	$—	$422

See Notes to Consolidated Financial Statements.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Charles River Laboratories International, Inc. together with its subsidiaries is a leading global provider of solutions that accelerate the drug discovery and development process including research models and associated services, and outsourced preclinical services. Our fiscal year is the twelve-month period ending the last Saturday in December.

Principles of Consolidation

The consolidated financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Results for majority-owned subsidiaries are recorded on a one-month lag basis. There were no material transactions or events for these subsidiaries between the reporting date and our fiscal year-end date.

Reclassifications

Certain reclassifications have been made to prior year statements to conform to the current year presentation. These reclassifications have no impact on period reported net income or cash flow.

Use of Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

Trade Receivables and Concentrations of Credit Risk

We record trade receivables net of an allowance for doubtful accounts. We establish an allowance for doubtful accounts which we believe is adequate to cover anticipated losses on the collection of all outstanding trade receivable balances. The adequacy of the doubtful account allowance is based on historical information, a review of major customer accounts receivable balances and management’s assessment of current economic conditions. We reassess the allowance for doubtful accounts each quarter. Provisions to the allowance for doubtful accounts amount to $1,179 in 2008 and $494 in 2007. Write offs to the allowance for doubtful accounts amounted to $288 in 2008 and $421 in 2007.

The composition of net trade receivables is as follows:

	December 27, 2008	December 29, 2007
Customer receivables	$162,518	$165,057
Unbilled revenue	51,798	52,033
Total	214,316	217,090
Less allowance for doubtful accounts	(4,102)	(3,182)
Net trade receivables	$210,214	$213,908

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade receivables from customers in the pharmaceutical and biotechnology industries. No single customer accounted for more than 5% of our net sales.

Marketable Securities

We account for our investment in marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments in marketable securities are reported at fair value and consist of corporate debt securities and government securities and obligations which are classified as securities available for sale and mutual funds which are classified as actively traded.

Realized gains and losses on securities are included in earnings and are determined using the specific identification method. Unrealized holding gains and losses on securities classified as available for sale, are excluded from earnings and are reported in accumulated other comprehensive income, net of related tax effects. Unrealized gains and losses on actively traded securities are included in earnings. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income.

As of December 27, 2008, we held $18,958 in auction rate securities which are variable rate debt instruments, which bear interest rates that reset approximately every 7 or 35 days. The auction rate securities owned were rated AAA by a major credit rating agency and are either commercially insured or guaranteed by the Federal Family Education Loan Program (FFELP). The underlying securities have contractual maturities which are generally greater than ten years. The auction rate securities are classified as available for sale and are recorded at fair value. Typically, the carrying value of auction rate securities approximates fair value due to the frequent resetting of the interest rates. We have classified these investments as long-term consistent with the term of the underlying security which are structured with short term interest rate reset dates of generally 7 or 35 days but with contractual maturities that are long term.

The amortized cost, gross unrealized gains, gross unrealized losses and fair value for marketable securities by major security type were as follows:

	December 27, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Auction rate securities	$21,175	$—	$(2,217)	$18,958
	$21,175	$—	$(2,217)	$18,958

	December 29, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Auction rate securities	$38,175	$—	$—	$38,175
Corporate debt securities	13,620	21	(91)	13,550
Bank time deposits	4,983	—	—	4,983
Government securities and obligations	4,339	—	(4)	4,335
Mutual funds	2,372	—	—	2,372
	$63,489	$21	$(95)	$63,415

Maturities of corporate debt securities and government securities and obligations classified as available for sale were as follows:

	December 27, 2008		December 29, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due less than one year	$	$	$14,963	$14,958
Due after one year through five years	—	—	48,526	48,457
Due after ten years	21,175	18,958	—	—
	$21,175	$18,958	$63,489	$63,415

Inventories

Inventories are stated at the lower of cost, determined principally on the average cost method, or market. The determination of market value involves assessment of numerous factors, including costs to dispose of inventory and estimated selling price. Inventory costs for small models are based upon the average cost to produce specific models and strains. Costs for large models are accumulated in inventory by specific model. Inventory costs for both small and large models are charged to cost of sales in the period the models are sold. Reserves are recorded to reduce the carrying value for inventory determined damaged, obsolete or otherwise unsellable.

The composition of inventories is as follows:

	December 27, 2008	December 29, 2007
Raw materials and supplies	$14,202	$13,139
Work in process	12,091	9,794
Finished products	70,589	65,090
Inventories	$96,882	$88,023

Other Current Assets

Other current assets consist of assets we intend to settle within the next twelve months.

	December 27, 2008	December 29, 2007
Prepaid assets	$25,354	$26,087
Deferred tax asset	31,748	19,757
Marketable securities	—	14,958
Prepaid income tax	7,391	7,214
Restricted cash	2,725	3,493
Other	—	2,219
Other current assets	$67,218	$73,728

Property, Plant and Equipment

Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. We capitalize interest and period costs on certain capital projects which amounted to $5,263 and $6,363 in 2008, $8,619 and $5,484 in 2007 and $5,889 and $2,904 in 2006, respectively. We also capitalize internal and external costs incurred during the application development stage of internal use software. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 20 to 40 years; machinery and equipment, 3 to 20 years; furniture and fixtures, 5 to 10 years; vehicles, 3 to 5 years; and leasehold improvements, the shorter of estimated useful life or the lease periods. We begin to depreciate capital projects in the first full month the asset is placed in service.

The composition of net property, plant and equipment is as follows:

	December 27, 2008	December 29, 2007
Land	$38,696	$35,934
Buildings	688,868	523,775
Machinery and equipment	337,687	337,215
Leasehold improvements	16,850	17,139
Furniture and fixtures	10,935	7,734
Vehicles	5,514	5,042
Construction in progress	112,326	199,399
Total	1,210,876	1,126,238
Less accumulated depreciation	(373,630)	(371,792)
Net property, plant and equipment	$837,246	$754,446

Depreciation expense for 2008, 2007 and 2006 was $60,978, $52,902 and $44,947, respectively.

Goodwill and Other Intangible Assets

We account for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. SFAS No. 142 requires that goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Separate intangible assets that have finite useful lives continue to be amortized over their estimated useful lives.

Our annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Based on our initial assessment for 2008, the fair value of our business units exceeded their carrying value therefore our goodwill was not impaired. As economic conditions worsened late in the fourth quarter and our business performance was not as strong as anticipated coupled with a decrease in our market capitalization, management determined that circumstances had changed enough to trigger another goodwill impairment test as of December 27, 2008.

The goodwill impairment analysis is a two-step process. The first step is used to identify potential impairment and involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. Fair value is determined by using a weighted combination of a market-based approach and an income approach, as this combination is deemed to be the most indicative of our fair value in an orderly transaction between market participants. Under the market-based approach, we utilize information about our Company as well as publicly available industry information to determine earnings multiples and sales multiples that are used to value our reporting units. Under the income approach, we determine fair value based on the estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital which reflects the overall level of inherent risk of the reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among others. Our projections are based on an internal strategic review. Key assumptions, strategies, opportunities and risks from this strategic review along with a market evaluation are the basis for our assessment. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not considered to be impaired. However, if the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. Our analysis resulted in the determination that the fair value of our PCS business was less than its carrying value.

The second step of the goodwill impairment process involves the calculation of an implied fair value of goodwill for the PCS business which step one indicated an impairment. The implied fair value of goodwill is determined similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. In determining the fair value of assets we utilize appraisals for the fair value of property and equipment and valuations of certain intangible assets, including customer relationships. The carrying value of the goodwill assigned to the PCS business exceeded the implied fair value of goodwill resulting in a goodwill impairment of $700,000.

Intangible assets deemed to have an indefinite life are tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset. We completed the annual impairment tests in 2008 and 2007 and concluded there was no impairment of identifiable intangible assets with indefinite useful lives.

Other Assets

Other assets consist of assets that we do not intend to settle within the next twelve months.

The composition of other assets is as follows:

	December 27, 2008	December 29, 2007
Deferred financing costs	$5,307	$7112
Cash surrender value of life insurance policies	19,652	22,027
Long term marketable securities	18,958	48,457
Other assets	6,898	6,877
Other assets	$50,815	$84,473

Accounting for Investment in Life Insurance Contracts

We account for our investment in life insurance contracts in accordance with FASB Staff Position No. FTB 85-4, Accounting for Life Settlement Contracts by Third-Party Investors using the fair value method. Under the fair value method, we recognize the initial investment at the transaction price and remeasure the investment at fair value each reporting period. Investments in life contracts are reported as part of purchases of marketable securities in the statement of cash flows. At December 27, 2008, we held 84 contracts with a carrying value of $19,652 and a face value of $134,782.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we evaluate long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss may be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, additional analysis is performed and the carrying value of long-lived assets is reduced to the estimated fair value, if this is lower, as determined using an appraisal or discounted cash flows, as appropriate.

Restructuring and Contract Termination Costs

We recognize obligations associated with restructuring activities and contract termination costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires a liability at fair value for the costs associated with an exit or disposal activity as well as costs to terminate a contract or an operating lease. The overall purpose of our restructuring actions is to lower overall operating costs and improve profitability by reducing excess capacities. Restructuring charges are typically recorded in selling, general and administrative expenses in the period in which the plan is approved by our senior management and, where material, our Board of Directors, and when the liability is incurred. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. During 2007, the Company ceased using a leased facility in Worcester, MA and recorded a charge of $2,793 for the cost to terminate this operating lease.

Other Current Liabilities

Other current liabilities consist of liabilities we intend to settle within the next twelve months.

The composition of other current liabilities is as follows:

	December 27, 2008	December 29, 2007
Accrued income taxes	$20,763	$21,438
Current deferred tax liability	1,269	1,347
Accrued interest and other	644	483
Other current liabilities	$22,676	$23,268

Other Long-Term Liabilities

Other long-term liabilities consist of liabilities we do not intend to settle within the next twelve months.

The composition of other long-term liabilities is as follows:

	December 27, 2008	December 29, 2007
Deferred tax liability	$47,538	$70,914
Long-term pension liability	32,175	35,729
Accrued Executive Supplemental Life Insurance Retirement Plan and Deferred Compensation Plan	25,954	29,293
Other long-term liabilities	13,160	18,108
Other long-term liabilities	$118,827	$154,044

Joint Ventures

We hold investments in joint ventures that are separate legal entities whose purpose is consistent with our overall operations and represent geographic and business segment expansions of our existing markets. The financial results of all joint ventures were consolidated in our results as we have the ability to exercise control over these entities. The interests of the outside joint venture partners have been recorded as noncontrolling interests totaling $422 and $3,500 at December 27, 2008 and December 29, 2007, respectively.

Stock-Based Compensation Plans

We adopted on a modified prospective basis, the provisions of SFAS No. 123(R), “Share-Based Payment (Revised 2004),” (SFAS No. 123(R)) and related guidance which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and restricted stock awards based on estimated fair values. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period.

Revenue Recognition

We recognize revenue related to our products and services in accordance with the SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition.”

We recognize revenue related to our products, which include research models, in vitro technology and vaccine support products, when persuasive evidence of an arrangement exists, generally in the form of customer purchase orders, title and risk of loss have transferred, which occurs upon delivery of the products, the sales price is fixed and determinable and collectability is reasonably assured. These recognition criteria are met at the time the product is delivered to the customer’s site. Product sales are recorded net of returns upon delivery. For large models in some cases customers pay in advance of delivery of the product. These advances are deferred and recognized as revenue upon delivery of the product.

Our service revenue is comprised of toxicology, pathology, laboratory, clinical Phase I trials, transgenic and contract staffing services and is generally evidenced by customer contracts. Toxicology services provide highly specialized studies to evaluate the safety and toxicity of new pharmaceutical compounds and materials used in medical devices. Pathology services provide the ability to identify and characterize pathologic changes within tissues and cells in determining the safety of a new compound. Laboratory services monitor and analyze the health and genetics of research models used in research protocols. Clinical Phase I conducts tolerability assessments to explore human pharmacology. Transgenic services include validating, maintaining, breeding and testing research models for biomedical research activities. Contract staffing services provide management of animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations.

The toxicology, pathology and clinical Phase I trials services arrangements typically range from one to six months but can range up to approximately 24 months in length. These agreements are negotiated for a fixed fee. Laboratory service arrangements are generally completed within a one-month period and are also of a fixed fee nature. Transgenic and contract staffing services are of a longer-term nature, from six months to five years, and are billed at agreed upon rates as specified in the contract.

Our service revenue is recognized upon the completion of the agreed upon performance criteria. These performance criteria are generally in the form of either study protocols or specified activities or procedures which we are engaged to perform. These performance criteria are established by our customers and do not contain acceptance provisions which are based upon the achievement of certain study or laboratory testing results. Revenue of agreed upon rate contracts is recognized as services are performed, based upon rates specified in the contract. Revenue of fixed fee contracts is recognized as services are performed in relation to estimated costs to complete procedures specified by customers in the form of study protocols.

Deferred and unbilled revenue is recognized in our consolidated balance sheets. In some cases, a portion of the contract fee is paid at the time the study is initiated. These advances are recorded as deferred revenue and recognized as revenue as services are performed. Revenue is recognized on unbilled services and relate to amounts that are currently unbillable to the customer pursuant to contractual terms. In general, such amounts become billable in accordance with predetermined payment schedules, but are recognized as revenue as services are performed.

Guarantees

We include standard indemnification provisions in customer contracts, which include standard provisions limiting our liability under such contracts, including our indemnification obligations, with certain exceptions.

Derivatives and Hedging Activities

We follow the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and used for hedging activities. All derivatives, whether designed for hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, all changes in the fair value of the derivative and changes in the fair value of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. The ineffective portions of both fair value and cash flow hedges are immediately recognized as earnings. We recorded a hedge gain (loss) of $(3,977) in 2008, $1,603 in 2007 and $(66) in 2006.

Fair Value

Effective December 30, 2007, we adopted SFAS No. 157, “Fair Value Measurements” (SFAS 157) and SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value which are provided in the table below. SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The adoption of both SFAS 157 and SFAS 159 had no impact on our financial statements other than the disclosures presented herein.

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets include corporate-owned key person life insurance policies.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category includes auction rate securities where independent pricing information was not able to be obtained.

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 27, 2008 using
Assets	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Assets at Fair Value
Auction rate securities	$—	$—	$18,958	$18,958
Fair value of life policies	—	14,062	—	14,062
Total assets	$—	$14,062	$18,958	$33,020

The table below presents a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the quarter ended December 27, 2008. Our auction rate securities were valued at fair value by management in part utilizing an independent valuation reviewed by management which used pricing models and discounted cash flow methodologies incorporating assumptions that reflect the assumptions a marketplace participant would use at December 27, 2008.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Auction rate securities
Balance, December 30, 2007	$—
Transfers in and/or (out) of Level 3 upon adoption of SFAS 157	21,175
Total gains or losses (realized/unrealized):
Included in earnings	—
Included in other comprehensive income	(2,217)
Purchases, issuances and settlements	—
Balance, December 27, 2008	$18,958

Certain assets and liabilities are measured at fair value on a non-recurring basis. As of December 27, 2008, we have not applied the provisions of SFAS 157 to these assets and liabilities in accordance with FASB “Staff Position FAS 157-2: Effective Date of SFAS 157” (FSP 157-2). FSP 157-2 partially defers the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities and removes certain leasing transactions from the scope of SFAS 157. SFAS 157 as amended by this FSP is effective for nonfinancial assets and liabilities in the first quarter of 2009 and will be applied prospectively.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of our assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will expire before we are able to realize their benefits or that their future deductibility is uncertain.

Effective December 31, 2006, we adopted the provisions of FIN 48 “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109,” which clarifies the accounting for income tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on the derecognition of previously recognized income tax items, measurement, classification, interest and penalties, accounting in interim periods and financial statement disclosure. Under FIN 48, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in our financial statements from such positions are measured on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Foreign Currency Translation

The functional currency of each of our operating foreign subsidiaries is local currency. In accordance with SFAS No. 52, “Foreign Currency Translation,” the financial statements of these subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders’ equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income in the accompanying balance sheet. Exchange gains and losses on foreign currency transactions are recorded as other income or expense. We recorded an exchange gain (loss) of $3,653 in 2008, $(3,959) in 2007 and $170 in 2006.

Comprehensive Income

We account for comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” As it relates to us, comprehensive income is defined as net income plus the sum of the changes in unrealized gains (losses) on available-for-sale marketable securities, unrealized gains (losses) on hedging activities, foreign currency translation adjustments and change in unrecognized pension gains and losses and prior service costs and credits (collectively, other comprehensive income) and is presented in the Consolidated Statements of Changes in Shareholders’ Equity, net of tax.

Pension Obligations

We recognize obligations associated with our defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Assets, liabilities and expenses are calculated by accredited independent actuaries. As required by SFAS No. 87, we are required to make certain assumptions to value the plan assets and liabilities. These assumptions are reviewed annually, or whenever otherwise required by SFAS No. 87, based on reviews of current plan information and consultations with independent investment advisors and actuaries. The selection of assumptions requires a high degree of judgment and may materially change from period to period. We do not offer other defined benefits associated with post-retirement benefit plans other than pensions.

We adopted the recognition and disclosure requirements of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” as of December 30, 2006. This statement requires employers that sponsor defined benefit plans to recognize the funded status of a benefit plan on its balance sheet; recognize gains, losses and prior service costs or credits that arise during the period that are not recognized as components of net periodic benefit cost as a component of accumulated other comprehensive income, net of tax; measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet; and disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

During 2008, our Board of Directors voted to freeze the accrual of benefits under our U.S. pension plan effective April 30, 2008. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” we recorded a curtailment gain of $3,276 in 2008. Based on a remeasurement of the U.S. pension plan’s assets and liabilities at April 30, 2008, the benefit accrual freeze reduced the projected benefit obligation by $8,298 and resulted in a corresponding adjustment, net of tax, to accumulated other comprehensive income.

Earnings (Loss) Per Share

Basic earnings per share are calculated by dividing net income attributable to common shareowners by the weighted average number of common shares outstanding. Diluted earnings per common share are calculated by adjusting the weighted average number of common shares outstanding to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued, to the extent these additional shares are not anti-dilutive.

Discontinued Operations

In accordance with SFAS No. 144, the results of discontinued operations, less applicable income taxes (benefit) and assets and liabilities, are reported as a separate component in the accompanying statement of income and consolidated balance sheets for the current and prior periods. The statement of cash flows also reflects separate disclosure of cash flows pertaining to discontinued operations consistently for all periods presented.

New Accounting Pronouncements

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1) which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. As participating securities, these instruments should be included in the calculation of basic earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those years. Once effective, all prior period earnings per share data presented must be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data)

to conform with the provisions of the FSP. Early application is not permitted. The adoption of FSP EITF 03-6-1 will have no impact on our consolidated financial statements.

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP 14-1). This FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and will be applied retrospectively to all periods presented. We estimate that upon adoption of the provisions of FSP 14-1, $261,508 of the total proceeds from our debt will be allocated to the liability component, which represents the estimated fair value of similar debt instruments without the conversion option as of the date of issuance. The remaining $88,492 will be allocated to the equity component. The debt discount of $88,492 will be amortized to interest expense over the seven year period from June 2006 to June 2013, the expected life of the instrument. Additionally, upon adoption, approximately $1,903 of deferred financing costs capitalized at the time of issuance will be reclassified to equity as equity issuance costs and will not be amortized to interest expense. See Note 2, “Adoption of Recent Accounting Standards and Revised Financial Statements” in the notes to consolidated financial statements regarding the impact of this pronouncement to our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities” (FAS 161). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement is not expected to have an impact on our consolidated financial statements.

In February 2008, the FASB issued FSP 157-1 and 157-2 that (1) partially deferred the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities and (2) removed certain leasing transactions from the scope of SFAS 157. SFAS 157 as amended by this FSP is effective for nonfinancial assets and liabilities in fiscal years beginning after November 15, 2008 and will be applied prospectively. The provisions of SFAS 157 are not expected to have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FSP FAS 140-3: “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP 140-3). FSP 140-3 provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This FSP presumes that an initial transfer for a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under Statement 140. However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under Statement 140. This FSP is not expected to have an impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 141(R) and SFAS 160 introduce significant changes in the accounting for and reporting of business acquisitions and noncontrolling interests, formerly “minority interest,” in a subsidiary. SFAS 141(R) continues the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. SFAS 141(R) changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. In addition, SFAS 141(R) will impact the annual goodwill impairment test associated with acquisitions that close both before and after its effective date. SFAS 141(R) amends SFAS 109 changing the accounting for adjustments to deferred tax asset valuation allowances and income tax uncertainties related to acquisitions that close both before and after its effective date, generally requiring adjustments to be reflected in income tax expense. SFAS 141(R) applies prospectively to fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. An entity may not apply SFAS 141(R) before that date. The adoption of SFAS 141(R) and SFAS 160 will impact our consolidated financial statements. See Note 2, “Adoption of Recent Accounting Standards and Revised Financial Statements” in the notes to consolidated financial statements regarding the impact of SFAS 160 on our consolidated financial statements.

2. Adoption of Recent Accounting Standards and Revised Financial Statements

Effective December 28, 2008, we adopted two pronouncements, FSP APB 14-1 and SFAS 160, which require us to retrospectively adjust previously reported financial information. As such, certain prior period amounts have been adjusted in these consolidated financial statements to reflect retrospective application of these accounting pronouncements.

Adoption of FSP APB 14-1

Effective December 28, 2008, we adopted FSP APB 14-1, which applies to convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 is only effective for our $350,000 of 2.25% Convertible Senior Notes (the 2013 Notes) issued in June 2006 which are due in June, 2013 with interest payable semi-annually.  The 2013 Notes are convertible into cash for the principal amount and shares of our common stock for the conversion premium (or, at our election, cash in lieu of some or all of such common stock), if any, based on an initial conversion rate, subject to adjustment, of 20.4337 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of $48.94 per share), only in the following circumstances and to the following extent: (1) during any fiscal quarter beginning after July 1, 2006 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (3) upon the occurrence of specified corporate transactions, as described in the indenture for the 2013 Notes; and (4) at the option of the holder at any time beginning on the date that is two months prior to the stated maturity date and ending on the close of business on the second trading-day immediately preceding the maturity date. Upon conversion, we will pay cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any. If we undergo a fundamental change as described in the indenture for the 2013 Notes, holders will have the option to require us to purchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the purchase date. The 2013 Notes are subject to the provisions of FSP APB 14-1 since the notes can be settled in cash upon conversion.

FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account for the debt component separately from the equity component (or conversion feature).  For our 2013 Notes, the debt component is valued at $261,508 of the original $350,000 par value, and the equity component (or conversion feature) is valued at $88,492 of the original $350,000 par value amount as of the date of the issuance of the notes. The debt component was valued based on the present value of its cash flows using a 6.93% discount rate, which represents our borrowing rate at the date of the issuance of the notes for a similar debt instrument without the conversion feature. The equity component, recorded as additional paid-in capital, represents the difference between the proceeds from the issuance of the 2013 Notes and the fair value of the debt component.  Additionally, upon adoption, approximately $1,903 of deferred financing costs capitalized at the time of issuance was reclassified to equity as equity issuance costs and will not be amortized to interest expense. As a result of the establishment of the debt discount as of the date of issuance, the non-current deferred tax asset relating to the original issue discount has been reduced by $36,437 as of the date of issuance by offsetting additional paid-in-capital.

The debt component is accreted to par using the effective interest method and accretion is reported as a component of interest expense in our consolidated statements of operations. The interest expense attributed to the adoption of FSP APB 14-1 for the years ended December 27, 2008, December 29, 2007 and December 30, 2006 was $8,325, $6,449 and $3,774, respectively.  This excludes capitalized interest of $2,777, $3,903 and $1,782 in 2008, 2007 and 2006, respectively, that has been capitalized under SFAS No. 34, Capitalization of Interest Costs.  The equity component is not subsequently re-valued under FSP APB 14-1 as long as it continues to qualify for equity treatment.  The deferred financing costs associated with the issuance of the 2013 Notes were previously reported at $7,197. These costs have been allocated proportionately between the liability and equity components. The issuance costs associated with the liability component continues to be included in other assets on our consolidated balance sheets, whereas the issuance costs associated with the equity component are included in additional paid-in-capital and are not amortized.

Upon retrospective application of FSP APB 14-1, the adoption resulted in a $8,620 increase in the accumulated deficit at December 27, 2008, comprised of non-cash interest expense of $19,262 for the years 2006 through 2008, change in income tax provision of $10,067, additional depreciation expense related to capitalized interest of $139, offset by a reduction in deferred financing costs of approximately $714.  The adoption also resulted in a $5,958 decrease in the accumulated earnings at December 29, 2007, comprised of non-cash interest expense of $10,658 for the years 2006 and 2007, change in income tax provision of $4,297, additional depreciation expense related to capitalized interest of $32, offset by a reduction in deferred financing costs of approximately $435. The impact to our diluted EPS reported for the years ended December 27, 2008, December 29, 2007 and December 30, 2006 was a decrease of $0.04, $0.06 and $0.03, respectively.

The unamortized discount will continue to be recognized until June 2013, which is the expected life of the instrument.  The table below presents the as adjusted and as previously reported December 27, 2008, December 29, 2007 and December 30, 2006 statement of operations, the December 27, 2008 and December 29, 2007 balance sheet data and the December 27, 2008, December 29, 2007 and December 30, 2006 statements of cash flow data materially affected by the adoption of FSP APB 14-1.

Adoption of SFAS 160

Effective December 28, 2009, we adopted the provisions of SFAS 160. This Statement amended ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarified that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 has been applied prospectively as of December 28, 2009, except for the presentation and disclosure requirements, which have been applied retrospectively for all periods presented. The impact of adoption is reflected in our consolidated financial statements included herein.

The following tables set forth the impact of the adoption of FSP APB 14-1 and SFAS 160 on our consolidated statements of income for the years ended December 27, 2008, December 29, 2007 and December 30, 2006, and our consolidated balance sheets as of December 27, 2008 and December 29, 2007:

	December 27, 2008		December 29, 2007		December 30, 2006
	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Consolidated Statements of Income changes:
Selling, general and administrative expenses	230,159	230,266	217,491	217,523	180,795	180,795
Operating income (loss)	(449,762)	(449,869)	227,191	227,159	188,173	188,173
Interest expense	(14,009)	(22,334)	(18,004)	(24,453)	(19,426)	(23,200)
Income (loss) from continuing operations before income taxes	(461,010)	(469,442)	217,422	210,941	176,564	172,790
Provision for income taxes	61,944	56,174	59,400	56,677	49,738	48,164
Net income (loss) attributable to common shareowners	(521,843)	(524,505)	154,406	150,648	(55,783)	(57,983)
Basic earnings (loss) per common share	(7.76)	(7.80)	2.31	2.25	(0.81)	(0.84)
Diluted earnings (loss) per common share	(7.76)	(7.80)	2.25	2.19	(0.80)	(0.83)

	December 27, 2008		December 29, 2007
	As previously reported	As adjusted	As previously reported	As adjusted
Consolidated Balance Sheet changes:
Other current assets	67,218	67,218	79,477	73,728
Property, plant and equipment, net	828,921	837,246	748,793	754,446
Deferred taxes	62,935	37,348	89,255	63,647
Other assets	52,058	50,815	85,993	84,473
Long-term debt and capital leases	540,646	479,880	484,998	412,851
Capital in excess of par value	1,965,150	2,016,031	1,906,997	1,957,878
Retained (deficit) earnings	(344,314)	(352,934)	177,529	171,571

The following table sets forth the effects of the adjustments on certain line items within our consolidated statements of cash flows for the years ended December 27, 2008, December 29, 2007 and December 30, 2006.

	December 27, 2008		December 29, 2007		December 30, 2006
	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Consolidated Statements of Cash Flow changes:
Net cash provided by operating activities	279,465	282,242	288,425	292,327	175,973	177,755
Net cash used in investing activities	(227,176)	(229,953)	(200,814)	(204,716)	(297,398)	(299,180)

We have revised footnotes 1, 3, 5, 6, 7 and 11 to reflect the effects of these changes.

3. Business Acquisitions

We acquired several businesses during the three-year period ended December 27, 2008. The results of operations of the acquired businesses are included in the accompanying consolidated financial statements from the date of acquisition. Significant acquisitions include the following:

On November 19, 2008 we acquired certain assets of an Indian distributor for $5,469 which are included in our RMS segment. The preliminary purchase price allocation, including deal costs of $273 incurred by us is as follows:

Current assets (excluding cash)	$53
Property, plant and equipment	37
Deferred taxes	(80)
Goodwill and other intangible asset	5,459
Total purchase price allocation	$5,469

The breakout of goodwill and other intangibles acquired with the acquisition was as follows:

		Weighted average amortization life (years)
Customer relationships	$3,770	5
Non-compete	236	2
Goodwill	1,453	—
Total goodwill and other intangibles	$5,459

Goodwill is not deductible for tax purposes.

On September 15, 2008 we acquired privately-held Molecular Therapeutics, Inc., the parent entity of Molecular Imaging Research, Inc. (MIR) for $12,041 in cash. Ann Arbor, Michigan-based MIR provides discovery services utilizing extensive in-vivo imaging capabilities to pharmaceutical and biotechnology clients and is included in our RMS segment. The preliminary purchase price allocation, including deal costs of $79 incurred by us and net of $368 of cash acquired, is as follows:

Current assets (excluding cash)	$1,123
Property, plant and equipment	848
Noncurrent assets	223
Current liabilities	(1,271)
Noncurrent liabilities	(564)
Deferred taxes	(2,055)
Goodwill and other intangible asset	13,448
Total purchase price allocation	$11,752

In conjunction with the purchase, we paid off $364 of acquired debt.

The breakout of goodwill and other intangibles acquired with the MIR acquisition was as follows:

		Weighted average amortization life (years)
Customer relationships	$5,470	6.6
Backlog	200	0.4
Non-compete	10	2.1
Goodwill	7,768	—
Total goodwill and other intangibles	$13,448

Goodwill is not deductible for tax purposes.

In addition, on September 9, 2008, we acquired all of the capital stock of privately held Dusseldorf, Germany-based NewLab BioQuality AG (NewLab) for $48,500 in cash. NewLab, a contract service organization, provides safety and quality control services to biopharmaceutical clients and enhances our existing capabilities in process validation services, in consulting services, and assisting in designing International Conference on Harmonisation (ICH)-compliant stability testing programs and is included in our PCS segment.

The preliminary purchase price allocation associated with the NewLab acquisition, including transaction costs of $1,602 incurred by us and net of $3,363 of cash acquired, is as follows:

Current assets (excluding cash)	$5,242
Property, plant and equipment	3,198
Current liabilities	(3,324)
Deferred taxes	(6,012)
Goodwill and other intangibles acquired	47,635
Total purchase price allocation	$46,739

In conjunction with the purchase of NewLab, we utilized $87 of available cash to prepay NewLab’s existing debt.

The breakout of goodwill and other intangibles acquired with the NewLab acquisition was as follows:

		Weighted average amortization life (years)
Customer relationships	$17,600	6.2
Backlog	800	0.7
Non-compete covenants	200	1.9
Goodwill	29,035	—
Total goodwill and other intangibles	$47,635

Goodwill is not deductible for tax purposes.

On June 14, 2007, we entered into a joint venture with Shanghai BioExplorer Co., Ltd., a Shanghai, China-based provider of preclinical services, to form Charles River Laboratories Preclinical Services—China. We paid $2,400 in cash for a 75% ownership interest in the joint venture. Additionally, as part of the agreement, the joint venture purchased the net assets of Shanghai BioExplorer for a purchase price of $1,532 including transaction costs of $543. Intangible assets of $935 were recorded by the joint venture based on the preliminary purchase price allocation.

On January 4, 2007, we acquired the remaining 15% of the equity (319,199 common shares) of Charles River Laboratories Japan, Inc., (“Charles River Japan”) from Ajinomoto Company Inc., the noncontrolling interest partner. As of the effective date of this transaction, we own 100% of Charles River Japan. The purchase price for the equity was 1.3 billion Yen, or approximately $10,899, which was paid in cash. The purchase price allocation is as follows:

Noncontrolling interest acquired	$5,624
Property, plant and equipment	2,224
Deferred tax liability	(4,187)
Intangible asset (customer relationships with 15 year estimated amortization life)	$7,238
$10,899

On October 30, 2006, the Company acquired all of the capital stock of privately held Tacoma, Washington based Northwest Kinetics for $29,357 in cash. Northwest Kinetics runs clinical trials, primarily in Phase I facility, with a focus on high end clinical pharmacology studies.

The final purchase price allocation associated with the Northwest Kinetics acquisition, including transaction costs of $265 incurred by the Company and net of $812 of cash acquired, is as follows:

Current assets (excluding cash)	$6,741
Property, plant and equipment	2,983
Non-current assets	100
Current liabilities	(6,378)
Non-current liabilities	(7,493)
Goodwill and other intangibles acquired	32,857
Total purchase price allocation	$28,810

In conjunction with the purchase of Northwest Kinetics, the Company utilized $2,076 of available cash to pay off Northwest Kinetics’ existing debt.

The breakout of goodwill and other intangibles acquired with the Northwest Kinetics acquisition was as follows:

		Weighted average amortization life (years)
Customer relationships	$13,700	12
Participant list	1,300	12
Non-compete covenants	200	5
Trademarks and trade names	40	1
Goodwill	17,617	—
Total goodwill and other intangibles	$32,857

The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments including the amortization of intangibles. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the periods reported. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Net sales	$1,363,670	$1,253,372	$1,073,215
Operating income	(452,619)	226,354	186,918
Income from continuing operations	(525,593)	153,025	121,125
Earnings per common share
Basic	$(7.81)	$2.29	$1.76
Diluted	$(7.81)	$2.23	$1.73

Refer to Note 6 for further discussion of the method of computation of earnings per share.

4. Goodwill and Other Intangible Assets

The following table displays goodwill and other intangible assets not subject to amortization and other intangible assets that continue to be subject to amortization:

	December 27, 2008		December 29, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$470,414	$(12,836)	$1,133,432	$(12,892)
Other intangible assets not subject to amortization:
Research models	$3,438	$—	$3,438	$—
Other intangible assets subject to amortization:
Backlog	16,068	(15,259)	62,250	(62,250)
Customer relationships	258,607	(131,410)	224,871	(85,000)
Customer contracts	1,655	(1,655)	1,655	(1,655)
Trademarks and trade names	4,581	(3,933)	3,274	(2,350)
Standard operating procedures	657	(651)	1,356	(1,310)
Other identifiable intangible assets	10,100	(6,098)	10,819	(6,193)
Total other intangible assets	$295,106	$(159,006)	$307,663	$(158,758)

The changes in the gross carrying amount and accumulated amortization of goodwill are as follows:

	Balance at December 30,	Adjustments to Goodwill		Balance at December 29,	Adjustments to Goodwill		Balance at December 27,
	2006	Acquisitions	Other	2007	Acquisitions	Other	2008
Research Models and Services
Gross carrying amount	$21,372	$—	$634	$22,006	$9,221	$(280)	$30,947
Accumulated amortization	(4,775)	—	(127)	(4,902)	—	56	(4,846)
Preclinical Services
Gross carrying amount	1,110,702	—	724	1,111,426	29,035	(700,994)	439,467
Accumulated amortization	(7,990)	—	—	(7,990)	—	—	(7,990)
Total
Gross carrying amount	$1,132,074	$—	$1,358	$1,133,432	$38,256	$(701,274)	$470,414
Accumulated amortization	(12,765)	—	(127)	(12,892)	—	56	(12,836)

Our annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Based on our initial assessment for 2008, the fair value of our business units exceeded their carrying value therefore our goodwill was not impaired. As economic conditions worsened late in the fourth quarter and our business performance was not as strong as anticipated coupled with a decrease in our market capitalization, management determined that circumstances had changed enough to trigger another goodwill impairment test as of December 27, 2008.

The goodwill impairment analysis is a two-step process. The first step is used to identify potential impairment and involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. Fair value is determined by using a weighted combination of a market-based approach and an income approach, as this combination is deemed to be the most indicative of our fair value in an orderly transaction between market participants. Under the market-based approach, we utilize information about our Company as well as publicly available industry information to determine earnings multiples and sales multiples that are used to value our reporting units. Under the income approach, we determine fair value based on the estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital which reflects the overall level of inherent risk of the reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among others. Our projections are based on an internal strategic review. Key assumptions, strategies, opportunities and risks from this strategic review along with a market evaluation are the basis for our assessment. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not considered to be impaired. However, if the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. Our analysis resulted in the determination that the fair value our PCS business was less than its carrying value.

The second step of the goodwill impairment process involves the calculation of an implied fair value of goodwill for the PCS business which step one indicated an impairment. The implied fair value of goodwill is determined similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. In determining the fair value of assets we utilize appraisals for the fair value of property and equipment and valuations of certain intangible assets, including customer relationships. The carrying value of the goodwill assigned to the PCS business exceeded the implied fair value of goodwill resulting in a goodwill impairment of $700,000.

Amortization expense of intangible assets for 2008, 2007 and 2006 was $30,312, $33,509 and $37,639, respectively.

Estimated amortization expense for each of the next five fiscal years is expected to be as follows:

2009	$25,801
2010	21,814
2011	18,105
2012	14,615
2013	11,331

5. Long-Term Debt

Long-Term Debt

Long-term debt consists of the following:

	December 27, 2008	December 29, 2007	December 30, 2006
2.25% Senior convertible debentures:
Principal	$350,000	$350,000	$350,000
Unamortized debt discount	(60,767)	(72,147)	(82,777)
Net carrying amount of senior convertible debentures	289,233	277,853	267,223
Term loan facilities	134,967	159,200	221,274
Revolving credit facility	90,000	—	—
Other long-term debt, represents secured and unsecured promissory notes, interest rates ranging from 0% to 3.7%, 0% to 11.6% and 0% to 11.6% at December 27, 2008, December 29, 2007 and December 30, 2006, respectively, maturing between 2008 and 2013	806	849	780
Total debt	515,006	437,902	489,277
Less: current portion of long-term debt	(35,322)	(25,051)	(24,970)
Long-term debt	$479,684	$412,851	$464,307

Minimum future principal payments of long-term debt at December 27, 2008 are as follows:

Fiscal Year
2009	$35,322
2010	77,040
2011	113,408
2012	8
2013	349,995
Thereafter	—
Total	$575,773

On July 31, 2006, the Company amended and restated its $660,000 credit agreement to reduce the current interest rate, modify certain restrictive covenants and extend the term. The amount of debt outstanding under the original $660,000 credit agreement remained the same at the time of amendment. The now $428,000 credit agreement provided for a $156,000 U.S. term loan facility, a $200,000 U.S. revolving facility, a C$57,800 term loan facility and a C$12,000 revolving facility for a Canadian subsidiary, and a GBP 6,000 revolving facility for a U.K. subsidiary. The $156,000 term loan facility matures in 20 quarterly installments with the last installment due June 30, 2011. As of December 27, 2008, the Company had $85,800 outstanding on the U.S. term loan. The $200,000 U.S. revolving facility matures on July 31, 2011 and requires no scheduled payment before that date. Under specified circumstances, the $200,000 U.S. revolving facility may be increased by $100,000. The Canadian term loan was repaid during 2007. The Canadian and U.K. revolving facilities were both terminated in the first quarter of 2008. The interest rate applicable to U.S. term loan and revolving loan under the credit agreement are, at the Company’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 0.50%) or the adjusted LIBOR rate plus an interest rate margin based upon the Company’s leverage ratio. Based on the Company’s leverage ratio, the margin range for LIBOR based loans is 0.625% to 0.875%. The interest rate margin was 0.625% as of December 27, 2008. The Company has pledged the stock of certain subsidiaries as well as certain U.S. assets for the $428,000 credit agreement. The $428,000 credit agreement includes certain customary representations and warranties, events of default, notice of material adverse change to our business and negative and affirmative covenants including the ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, for any period of four consecutive fiscal quarters, of no less than 3.5 to 1.0 as well as the ratio of consolidated indebtedness to consolidated earnings before interest, taxes, depreciation and amortization for any period of four consecutive fiscal quarters, of no more than 3.0 to 1. As of December 27, 2008, we were compliant with all financial covenants specified in the credit agreement. The Company had $5,627 and $5,466 outstanding under letters of credit as of December 27, 2008 and December 29, 2007, respectively. As of December 27, 2008, $90,000 was outstanding on our U.S. revolving credit facility.

On July 27, 2005 the Company entered into a $50,000 credit agreement (“$50,000 credit agreement”), which was subsequently amended on December 20, 2005 and again on July 31, 2006 to reflect substantially the same modifications made to the covenants in the $660,000 and $428,000 credit agreements, respectively. On June 15, 2007, the Company executed a third amendment to the $50,000 credit agreement to extend the maturity date and reduce the interest rate. The $50,000 credit agreement provides for a $50,000 term loan facility which matures on June 22, 2010. Prior to the amendment, the interest rate applicable to term loans under the credit agreement was, at the Company’s option, equal to either the base rate (which was the higher of the prime rate or the federal funds rate plus 0.50%) or the LIBOR rate plus 0.75%. From June 15, 2007 through June 21, 2008, the interest rates applicable to term loans under the credit agreement are, at the Company’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 0.50%) minus 2.25% or the LIBOR rate plus 0.50%. Commencing June 22, 2008 through June 22, 2010, the applicable interest rates are equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 0.50%) or the adjusted LIBOR rate plus an interest rate margin based on the Company’s leverage ratio. The Company has pledged certain U.S. assets for the $50,000 credit agreement. As of December 27, 2008, we were compliant with all financial covenants specified in the credit agreement. The $50,000 credit agreement includes certain customary representations and warranties, negative and affirmative covenants and events of default. As of December 27, 2008, $49,167 of the $50,000 credit agreement was outstanding.

In 2006, we issued $350,000 of 2.25% Convertible Senior Notes (the 2013 Notes) due in June, 2013 with interest payable semi-annually. The 2013 Notes are convertible into cash for the principal amount and shares of our common stock for the conversion premium (or, at our election, cash in lieu of some or all of such common stock), if any, based on an initial conversion rate, subject to adjustment, of 20.4337 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of $48.94 per share), only in the following circumstances and to the following extent: (1) during any fiscal quarter beginning after July 1, 2006 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (3) upon the occurrence of specified corporate transactions, as described in the indenture for the 2013 Notes; and (4) at the option of the holder at any time beginning on the date that is two months prior to the stated maturity date and ending on the close of business on the second trading-day immediately preceding the maturity date. Upon conversion, we will pay cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any. If we undergo a fundamental change as described in the indenture for the 2013 Notes, holders will have the option to require us to purchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the purchase date.

During the second and third quarters of 2008, our stock traded at or above 130% of the conversion price for 20 trading days during the last 30 consecutive trading days of the quarter. Since the conversion trigger was met, the 2013 Notes were convertible at the discretion of the bond holders during the third and fourth quarters of 2008. As of December 27, 2008, 5 bonds had been presented for conversion to occur in early February. The conversion trigger tests are repeated each fiscal quarter and no conversion triggers were met in the fourth quarter. At December 27, 2008, the fair value of our outstanding 2013 Notes was approximately $311.1 based on their quoted market value.

The debt and equity components of our 2013 Notes are valued at $261,508 and $88,492, respectively, of the original $350,000 principal amount as of the date of the issuance of the notes.  The debt component was valued based on the present value of its cash flows using a 6.93% discount rate. Interest expense for the years ended December 27, 2008, December 29, 2007 and December 30, 2006 was $16,478, $14,603 and $8,324, respectively.  This excludes capitalized interest of $ 2,777, $3,903 and $1,782 in 2008, 2007 and 2006, respectively, that has been capitalized under SFAS No. 34, Capitalization of Interest Costs.

6. Shareholders’ Equity

Earnings Per Share

Basic earnings per share for 2008, 2007 and 2006 was computed by dividing earnings available to common shareholders for these periods by the weighted average number of common shares outstanding in the respective periods adjusted for contingently issuable shares. The weighted average number of common shares outstanding for 2007 and 2006 have been adjusted to include common stock equivalents for the purpose of calculating diluted earnings per share for these periods.

Options to purchase 4,481,120 shares, 243,357 shares and 2,972,420 shares were outstanding at December 27, 2008, December 29, 2007 and December 30, 2006, respectively, but were not included in computing diluted earnings per share because their inclusion would have been anti-dilutive.

In addition, weighted average shares outstanding for 2008, 2007 and 2006 excluded the weighted average impact of 777,494, 711,896 and 653,780 shares, respectively, of non-vested fixed restricted stock awards.

The following table illustrates the reconciliation of the numerator and denominator in the computations of the basic and diluted earnings per share:

	December 27, 2008	December 29, 2007	December 30, 2006
Numerator:
Income (loss) from continuing operations for purposes of calculating earnings per share	$(524,929)	$153,794	$123,021
Income (loss) from discontinued businesses	$424	$(3,146)	$(181,004)
Denominator:
Weighted-average shares outstanding—Basic	67,273,748	66,960,515	68,945,622
Effect of dilutive securities:
2.25% senior convertible debentures	—	481,136	—
Stock options and contingently issued restricted stock	—	1,160,369	867,204
Warrants	—	133,916	135,206
Weighted-average shares outstanding—Diluted	67,273,748	68,735,936	69,948,032
Basic earnings (loss) per share from continuing operations attributable to common shareowners	$(7.80)	$2.30	$1.78
Basic earnings (loss) per share from discontinued operations attributable to common shareowners	$0.01	$(0.05)	$(2.63)
Diluted earnings (loss) per share from continuing operations attributable to common shareowners	$(7.80)	$2.24	$1.76
Diluted earnings (loss) per share from discontinued operations attributable to common shareowners	$0.01	$(0.05)	$(2.59)

The sum of the earnings (loss) per share from continuing operations attributable to common shareowners and the earnings (loss) per share from discontinued operations attributable to common shareowners does not necessarily equal the earnings (loss) per share from net income attributable to common shareowners in the consolidated statements of operations due to rounding.

Treasury Shares

The Board of Directors has authorized a share repurchase program, originally authorized on July 27, 2005 and subsequently amended on October 26, 2005, May 9, 2006, August 1, 2007 and July 24, 2008 to acquire up to a total of $600,000 of common stock. The program does not have a fixed expiration date. In order to facilitate these share repurchases, we entered into Rule 10b5-1 Purchase Plans.

During 2008, 2007 and 2006, we repurchased 2,159,908, shares of common stock for $109,260, 724,200 shares of common stock for $38,911, and 518,800 shares of common stock for $23,322, respectively, under these plans. In addition, concurrent with the sale of the 2013 Notes, we used $148,866 of the net proceeds for the purchase of 3,726,300 shares of its common stock.

During 2006 we also entered into an Accelerated Stock Repurchase (ASR) program with a third-party investment bank. In connection with this ASR program, we purchased 1,787,706 shares of stock at a cost of $75,000. In conjunction with the ASR, we also entered into a cashless collar with a forward floor price of $37.9576 per share of our common stock (95% of the initial price of $39.9554, the market price of our common stock on August 23, 2006) and a forward cap price of $41.9532 per share of our common stock (105% of the initial price). The final number of shares repurchased under the ASR program was determined by taking the average volume weighted average price of our common stock for 65 trading days starting on August 23, 2006. Since the final share price of $42.6503 was above the cap price of $41.9532, there was no adjustment to the final number of shares repurchased.

As of December 27, 2008, approximately $187,140 remains authorized for share repurchases.

Share repurchases during 2008, 2007 and 2006 were as follows:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Number of shares of common stock repurchased	2,159,908	724,200	6,032,806
Total cost of repurchase	$109,260	$38,911	$247,203

Additionally our 2000 Incentive Plan permits the netting of common stock upon vesting of restricted stock awards in order to satisfy individual tax withholding requirements. During the fiscal year ended December 27, 2008, December 29, 2007 and December 30, 2006, we acquired 104,662 shares for $6,291, 71,456 shares for $3,506 and 57,688 shares for $2,755, respectively, as a result of such withholdings.

The timing and amount of any future repurchases will depend on market conditions and corporate considerations.

Retained Earnings

Retained earnings includes approximately $2,000 which is restricted due to statutory requirements in the local jurisdiction of a foreign subsidiary as of December 27, 2008 and December 29, 2007.

Accumulated Other Comprehensive Income

The composition of accumulated other comprehensive income is as follows:

	Foreign Currency Translation Adjustment	Pension Gains/(Losses) and Prior Service (Cost)/Credit Not Yet Recognized as Components of Net Periodic Benefit Costs	Net Unrealized Gain on Marketable Securities	Accumulated Other Comprehensive Income
Balance at December 30, 2006	$24,103	$(2,929)	$(3)	$21,171
Period change	58,045	10,201	(48)	68,198
Tax	(173)	(3,637)		(3,810)
Balance at December 29, 2007	$81,975	$3,635	$(51)	$85,559
Period change	(79,278)	(12,023)	(2,167)	(93,468)
Tax	6,690	4,566	—	11,256
Balance at December 27, 2008	$9,387	$(3,822)	$(2,218)	$3,347

Warrants

Separately and concurrently with the pricing of the 2013 Notes, we issued warrants for approximately 7.2 million shares of our common stock. The warrants give the holders the right to receive, for no additional consideration, cash or shares (at our option) with a value equal to the appreciation in the price of our shares above $59.925, and expire between September 13, 2013 and January 22, 2014 over 90 equal increments. The total proceeds from the issuance of the warrants was $65,423.

As part of the recapitalization in 1999, we issued 150,000 units, each comprised of a $1 senior subordinated note and a warrant to purchase 7.6 shares of our common stock for total proceeds of

$150,000. We allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128), based upon the estimated fair value. The portion of the proceeds allocated to the warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 7.6 shares of common stock at an exercise price of $5.19 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 4,180 and 147,250 shares of our common stock as of December 27, 2008 and December 29, 2007, respectively. The warrants expire on October 1, 2009.

7. Income Taxes

An analysis of the components of income (loss) from continuing before income taxes and the related provision for income taxes is presented below:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Income (loss) from continuing before income taxes
U.S.	$97,004	$87,369	$86,606
Non-U.S.	(566,446)	123,572	86,184
	$(469,442)	$210,941	$172,790
Income tax provision
Current:
Federal	$21,922	$39,907	$22,626
Foreign	28,355	21,547	10,895
State and local	1,278	7,732	5,501
Total current	$51,555	$69,186	$39,022
Deferred:
Federal	$4,472	$(5,890)	$9,198
Foreign	(4,884)	(4,564)	192
State and local	5,031	(2,055)	(248)
Total deferred	$4,619	$(12,509)	$9,142
	$56,174	$56,677	$48,164

Net deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

	December 27, 2008	December 29, 2007
Compensation	$38,973	$31,314
Accruals and reserves	1,502	643
Financing related	2,308	1,595
Goodwill and other intangibles	(5,805)	(7,851)
Net operating loss and credit carryforwards	27,446	17,609
Depreciation related	(38,950)	(31,202)
Non-indefinitely reinvested earnings	(2,039)	0
Other	1,052	(403)
	24,487	11,705
Valuation allowance	(4,197)	(561)
Total deferred taxes	$20,290	$11,144

Reconciliations of the statutory U.S. Federal income tax rate to effective tax rates are as follows:

	December 27, 2008	December 29, 2007	December 30, 2006
U.S. statutory income tax rate	(35.0)%	35.0%	35.0%
Foreign tax rate differences	(2.6)%	(4.0)%	(3.5)%
State income taxes, net of Federal tax benefit	1.3%	1.5%	1.8%
Unbenefitted losses and valuation allowance	0.8%	0.3%	(0.2)%
Net impact of change in APB23 assertion	(1.5)%	0.0%	0.0%
Research tax credits and enhanced deductions	(3.1)%	(6.2)%	(6.5)%
Enacted tax rate changes	0.3%	(1.3)%	(1.0)%
Impact of tax uncertainties	0.5%	2.3%	1.1%
Impact of goodwill impairment	51.6%	0.0%	0.0%
Other	(0.3)%	(0.7)%	1.2%
	12.0%	26.9%	27.9%

In the third quarter of 2008, the Company revalued certain of its deferred tax assets and liabilities due to the enactment of a Massachusetts state tax law change resulting in tax expense of $784. Additionally, the Company recorded a deferred tax liability of $1,897 in the fourth quarter of 2008 resulting from a newly promulgated Massachusetts regulation.

During 2008, the Company recorded a reduction to income taxes payable for $4,911 from the exercise of stock options and vesting of restricted shares. The benefit of this reduction has been recorded to additional paid-in-capital for $4,769 and goodwill for $142.

As of December 27, 2008, the Company has non-U.S. net operating loss carryforwards, the tax effect of which is $10,064. Of this amount, $816 will begin to expire in 2013. The remainder can be carried forward indefinitely. The Company has U.S. foreign tax credit carryforwards of $10,665 which will begin to expire in 2019. The Company has state tax credit carryforwards of $1,843 which begin to expire in 2017. The Company has Canadian Investment Tax Credit carryforwards of $3,885 as a result of its research and development activity in Montreal, which begin to expire in 2026. The Company has capital loss carryforwards in the US and Canada, the tax effect of which is $825 and $164, respectively.

The Company has fully recognized its deferred tax assets on the belief that it is more likely than not that they will be realized. The only exceptions at December 27, 2008 relate to deferred tax assets for net operating losses in Luxembourg and China and a capital loss in the U.S., which have resulted in the valuation allowance increasing from $561 at December 29, 2007 to $4,197 at December 27, 2008. The Company established a valuation allowance against these tax attributes due to the determination, after consideration of all evidence, both positive and negative, that it is more likely than not that these carryforwards will not be realized.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which became effective for the Company on December 31, 2006. The cumulative effect of adopting FIN 48 did not result in a change to the Company’s opening retained earnings. At December 27, 2008 the amount recorded for unrecognized income tax benefits was $28,732. At December 29, 2007, the amount recorded for unrecognized tax benefits was $22,129. The increase during 2008 is primarily due to the continuing evaluation of uncertain tax positions conducted in the current and prior periods. The amount of unrecognized income tax benefits that, if recognized, would favorably impact the effective tax rate was $12,500 as of December 29, 2007 and increased to $21,441 as of December 27, 2008. This increase is primarily due to the amendment to SFAS 109 by SFAS 141(R) with regards to accounting for adjustments to income tax uncertainties related to acquisitions, generally requiring that, on a prospective basis, such adjustments be reflected in the effective tax rate versus impacting goodwill.

The Company’s unrecognized income tax benefits are as follows:

	December 27, 2008	December 29, 2007
Beginning balance	$22,129	$16,896
Additions:
Tax positions for current year	2,071	3,612
Tax positions for prior years	8,041	2,413
Reductions:
Tax positions for current year	(252)	(65)
Tax positions for prior years	(3,011)	(43)
Settlements	—	(177)
Expiration of statute of limitations	(246)	(507)
Ending balance	$28,732	$22,129

The Company continues to recognize interest and penalties related to unrecognized income tax benefits in income tax expense. The total amount of accrued interest related to unrecognized income tax benefits as of December 29, 2007 and December 27, 2008 was $1,753 and $2,729, respectively. The Company has not recorded a provision for penalties associated with uncertain tax positions.

The Company conducts business operations in a number of tax jurisdictions. As a result, the Company is subject to tax audits on a regular basis including, but not limited to, such major jurisdictions as United States, the United Kingdom and Canada. With few exceptions, we are no longer subject to U.S. and international income tax examinations for years before 2002.

The Company and certain of its subsidiaries are currently under audit by the Canada Revenue Agency, the Internal Revenue Service in the United States, and the Commonwealth of Massachusetts. It is reasonably possible that the Company will settle with the IRS Appeals division on proposed adjustments related to the 2004 and 2005 tax filings for the Company and an acquired subsidiary and conclude an examination of the 2006 tax filings for the Company within the next twelve months. We do not anticipate that the settlement of the proposed audit adjustments, which relate primarily to issues associated with an acquisition, will have a material impact on our financial position or results of operations. During the fourth quarter of 2008, there has been no change in the status of the ongoing examinations by the Canada Revenue Agency and Massachusetts Department of Revenue. The Company believes it has appropriately provided for all unrecognized tax benefits.

During the first quarter of 2009, the Company plans to repatriate approximately $90,000 of the earnings of its non-U.S. subsidiaries. As such, the Company has changed its permanent reinvestment assertion with regards to these unremitted earnings. As a result of the change in assertion, the Company recorded a tax benefit primarily due to foreign tax credits in the fourth quarter of 2008 of $7,227, of which $4,045 was reflected in the effective tax rate and $3,182 was reflected in the Cumulative Translation Account. The proceeds from the repatriation will be used for general corporate purposes. The Company continues to maintain its permanent reinvestment assertion with regards to the remaining unremitted earnings of its non-U.S. subsidiaries.

As of December 27, 2008, earnings of the Company’s non-U.S. subsidiaries considered to be indefinitely reinvested totaled $194,079. No provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. Federal and state income taxes and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of additional tax that might be payable on this undistributed foreign income.

On June 12, 2006, the Company issued $300,000 aggregate principal amount of convertible senior notes (“the 2013 Notes”) in a private placement with net proceeds to the Company of approximately $294,000. On June 20, 2006, the initial purchasers associated with this convertible debt offering exercised an option to purchase an additional $50,000 of the 2013 Notes for additional net proceeds to the Company of approximately $49,000. The 2013 Notes bear stated interest at 2.25% per annum, payable semi-annually, and mature on June 15, 2013. In accordance with FSP APB 14-1, a debt discount of $88,492 was recorded upon issuance of the 2013 Notes.  Concurrently with the sale of the 2013 Notes, the Company entered into convertible note hedge transactions with respect to its obligation to deliver common stock under the notes. Separately and concurrently with the pricing of the 2013 Notes, the Company issued warrants for approximately 7.2 million shares of its common stock. The Company has elected to apply the rules of the Integration Regulations under Treas. Reg. 1.1275-6 to treat the 2013 Notes and the associated hedge as synthetic debt instruments and accordingly is deducting the option premium paid for the hedge as original issue discount (“OID”) over the 7 year term.  A deferred tax asset has been recorded at issuance with an offset to Additional Paid in Capital for tax savings resulting from the excess of the OID over the interest expense to be reported in our Statement of Income during the term of the 2013 notes. Also, pursuant to Internal Revenue Code Section 1032, the Company will not recognize any gain or loss for tax purpose with respect to the exercise or lapse of the warrants.

8. Employee Benefits

Charles River Laboratories Employee Savings Plan

Our defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby we match a percentage of employee contributions. The costs associated with this defined contribution plan totaled $6,377, $4,074 and $3,439, in 2008, 2007 and 2006, respectively.

Charles River Laboratories Deferred Compensation Plan and Executive Supplemental Life Insurance Retirement Plan

The Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) is designed for select eligible employees, including our Named Executive Officers. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a number of reference mutual funds as well as an interest crediting rate. The plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the Employee Retirement Income Security Act of 1974. At the present time, no contributions will be credited to the plan, except as set forth below. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

In addition to the Deferred Compensation Plan, certain officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP) which is a non-funded, non-qualified arrangement. Annual benefits under this plan will equal a percentage of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security.

In connection with the establishment of the Deferred Compensation Plan, current active employees who agreed to convert their ESLIRP benefit to a comparable benefit in the deferred compensation plan discontinued their direct participation in the ESLIRP. Instead, the present value of the accrued benefits of ESLIRP participants was credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Upon the adoption of the Deferred Compensation Plan, the value of their accrued ESLIRP benefits, prior to adjustments for outstanding Medicare taxes, were credited to their Deferred Compensation Plan account. In addition, we provide certain active employees an annual contribution into their Deferred Compensation Plan account of 10% of the employee’s base salary plus the lesser of their target annual bonus or actual annual bonus. The costs associated with these defined contribution plans totaled $2,819, $3,462 and $4,029 in 2008, 2007 and 2006, respectively.

The Company has invested in several corporate-owned key-person life insurance policies as well as mutual funds and U.S. Treasury Securities with the intention of using these investments to fund the ESLIRP and the Deferred Compensation Plan. Participants have no interest in any such investments. At December 27, 2008 and December 29, 2007 the cash surrender value of these life insurance policies were $19,652 and $22,027, respectively.

Pension Plans

The Charles River Pension Plan is a defined contribution plan and a defined benefit pension plan covering certain UK employees. Benefits are based on participants’ final pensionable salary and years of service. Participants’ rights vest immediately. Effective December 31, 2002, the plan was amended to exclude new participants from joining the defined benefit section of the plan and a defined contribution section was established for new entrants. Contributions under the defined contribution plan are determined as a percentage of gross salary.

The Charles River Laboratories, Inc. Pension Plan is a qualified, non-contributory defined benefit plan that covers certain U.S. employees. Benefits are based on participants’ final average monthly compensation and years of service. Participants’ rights vest upon completion of five years of service. Effective January 1, 2002, this plan was amended to exclude new participants from joining. Benefit criteria offered to existing participants as of the amendment date did not change. During 2008, our Board of Directors voted to freeze the accrual of benefits under the Pension Plan effective April 30, 2008. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” we recorded a curtailment gain of $3,276 in 2008. Based on a remeasurement of the U.S. pension plan’s assets and liabilities at April 30, 2008, the benefit accrual freeze reduced the projected benefit obligation by $8,298 and resulted in a corresponding adjustment, net of tax, to accumulated other comprehensive income.

The defined benefit pension plans for Japan and our Canadian RMS operation are non-contributory plans that cover substantially all employees of those respective companies. Benefits are based upon length of service and final salary. In addition, our French RMS operation has a defined benefit statutory indemnity plan covering most of its employees.

The following tables summarize the funded status of our defined benefit plans and amounts reflected in our consolidated balance sheets.

Obligations and Funded Status

	Pension Benefits		Supplemental Retirement Benefits
	2008	2007	2008	2007
Change in benefit obligations
Benefit obligation at beginning of year	$232,852	$212,998	$29,925	$29,262
Service cost	4,037	6,204	908	882
Interest cost	12,014	11,663	1,718	1,580
Plan participants’ contributions	789	919	—	—
Curtailment	(14,483)	—	—	—
Settlement gain	(3,454)	(1,214)	—	—
Benefit payments	(5,404)	(4,857)	(704)	(605)
Actuarial loss (gain)	(24,564)	(8,905)	(734)	(1,194)
Plan amendments	137	24	—	—
Other	—	1,353	—	—
Effect of foreign exchange	(35,663)	14,667	—	—
Benefit obligation at end of year	$166,261	$232,852	$31,113	$29,925
Change in plan assets
Fair value of plan assets at beginning of year	$196,214	$163,446	$—	$—
Plan assets assumed	—	—	—	—
Actual return on plan assets	(35,272)	11,598	—	—
Settlement gain	(3,454)	(1,214)	—	—
Employer contributions	14,169	12,364	704	605
Plan participants’ contributions	789	919	—	—
Benefit payments	(5,404)	(4,857)	(704)	(605)
Premiums paid	—	—	—	—
Other	—	383	—	—
Effect of foreign exchange	(33,008)	13,575	—	—
Fair value of plan assets at end of year	$134,034	$196,214	$—	$—
Funded status
Projected benefit obligation	$166,261	$232,852	$31,113	$29,925
Fair value of plan assets	134,034	196,214	—	—
Net balance sheet liability	$32,227	$36,638	$31,113	$29,925
Classification of net balance sheet liability
Current liabilities	$52	$909	$5,159	$632
Non-current liabilities	32,175	35,729	$25,954	$29,293
The accumulated benefit obligation for all defined benefit plans	$162,843	$214,564	$20,614	$23,308

Information for defined benefit plans with accumulated benefit obligation in excess of plan assets

	Pension Benefits		Supplemental Retirement Benefits
	2008	2007	2008	2007
Projected benefit obligation	$157,068	$165,080	$31,113	$29,925
Accumulated benefit obligation	156,017	163,741	20,614	23,308
Fair value of plan assets	125,143	142,131	—	—

Information for defined benefit plans with projected benefit obligation in excess of plan assets

	Pension Benefits		Supplemental Retirement Benefits
	2008	2007	2008	2007
Projected benefit obligation	$166,261	$232,852	$31,112	$29,925
Accumulated benefit obligation	162,843	214,564	20,614	23,308
Fair value of plan assets	134,034	196,214	—	—

Amounts recognized in statement of financial position as part of accumulated other comprehensive income (“AOCI”)

	Pension Benefits		Supplemental Retirement Benefits
	2008	2007	2008	2007
Net actuarial (gain)/loss	$14,309	$(2,962)	$6,365	$7,512
Net prior service cost/(credit)	(9,124)	(11,023)	3,475	3,973
Effect of foreign exchange	(5,400)	103	—	—
Total pre-tax	(215)	(13,882)	9,840	11,485
Less: taxes	1,908	(3,305)	3,895	4,541
Total	$(2,123)	$(10,577)	$5,945	$6,944

Amounts in AOCI expected to be recognized as components of net periodic benefit cost over the next fiscal year

	Pension Benefits	Supplemental Retirement Benefits
Amortization of net actuarial (gain)/loss	$1,250	$291
Amortization of net prior service cost/(credit)	(607)	498

Components of net periodic benefit cost

	Pension Benefits			Supplemental Retirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$4,037	$6,204	$6,426	$908	$882	$839
Interest cost	12,014	11,663	9,921	1,718	1,581	1,527
Expected return on plan assets	(13,499)	(12,630)	(10,013)	—	—	—
Amortization of prior service cost (credit)	(684)	(526)	(547)	498	498	498
Amortization of net loss	(31)	386	1,011	413	568	1,139
Net periodic benefit cost	1,837	5,097	6,798	3,537	3,529	4,003
Curtailment gain	(3,345)	326	(1,334)	—	—	—
Net pension cost	$(1,508)	$5,423	$5,464	$3,537	$3,529	$4,003

Assumptions

Weighted-average assumptions used to determine benefit obligations

	Pension Benefits		Supplemental Retirement Benefits
	2008	2007	2008	2007
Discount rate	5.74%	5.69%	6.15%	5.88%
Rate of compensation increase	2.90%	4.07%	4.75%	4.75%

Weighted-average assumptions used to determine net periodic benefit cost

	Pension Benefits			Supplemental Retirement Benefits
	2008	2007	2006	2008	2007	2006
Discount rate	5.69%	5.14%	4.95%	5.88%	5.56%	5.50%
Expected long-term return on plan assets	7.10%	7.00%	6.58%	—	—	—
Rate of compensation increase	4.07%	3.94%	3.31%	4.75%	4.75%	4.75%

The expected long-term rate of return on plan assets was made considering the pension plan’s asset mix, historical returns and the expected yields on plan assets.

Plan assets

The Company’s pension plan weighted-average asset allocations are as follows:

	Target Allocation	Pension Benefits
	2009	2008	2007
Equity securities	66%	56%	60%
Fixed income	31%	36%	24%
Other	3%	8%	16%
Total	100%	100%	100%

Our investment objective is to obtain the highest possible return commensurate with the level of assumed risk. Fund performances are compared to benchmarks including the S&P 500 Index, Russell 1000 Index, Russell 3000 Index and Lehman Brothers Aggregate Bond Index. The Company’s Investment Committee meets on a quarterly basis to review plan assets.

Plan assets did not include any of our common stock at December 27, 2008 and December 29, 2007.

Contributions

During 2008, we contributed $13,597 to our pension plans. We expect to contribute $8,907 to our pension plan in 2009.

Estimated future benefit payments

	Pension Benefits	Supplemental Retirement Benefits
2009	$4,286	$5,159
2010	3,971	768
2011	4,187	758
2012	4,950	719
2013	5,306	17,726
2014-2018	35,931	10,783

9. Stock Based Compensation

We have share-based compensation plans under which employees and non-employee directors may be granted share based awards. During 2008, 2007 and 2006, the primary share-based awards and their general terms and conditions are as follows:

•                  Stock options, which entitle the holder to purchase a specified number of shares of common stock at an exercise price equal to the closing market price of our common stock on the date of grant; vest incrementally, typically over three to four years; and generally expire seven to ten years from date of grant.

•                  Restricted stock grants, which entitle the holder to receive at no cost, a specified number of shares of common stock that vests incrementally, typically over three to four years. Recipients are entitled to cash dividends and to vote their respective shares upon grant.

•                  Performance based stock awards, which entitle the holder to receive at no cost, a specified number of shares of common stock within a range of shares from zero to a specified maximum. Payout of this award is contingent upon achievement of individualized stretch goals as determined by our Compensation Committee of the Board of Directors.

At the Annual Meeting of Shareholders held on May 8, 2007, our shareholders approved the 2007 Incentive Plan (“the 2007 Plan”). The 2007 Plan provides that effective upon approval, no further awards will be granted under preexisting stock option and incentive plans; provided, however, that any shares that have been forfeited or canceled in accordance with the terms of the applicable award under a preexisting plan may be subsequently awarded in accordance with the terms of the preexisting plan. The 2007 Plan allows a maximum of 6.3 million shares to be awarded of which restricted stock grants and performance based stock awards count as 2.3 shares and stock options count as one share. In the past, we had various employee stock and incentive plans under which stock options and other share-based awards were granted. Stock options and other share-based awards that were granted under prior plans and were outstanding on May 8, 2007, continue in accordance with the terms of the respective plans.

At December 27, 2008, approximately 4.5 million shares were authorized for future grants under our share-based compensation plans. We settle employee share-based compensation awards with newly issued shares.

The estimated fair value of our stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period on a straight-line basis in accordance with SFAS No. 123(R). The effect of recording stock-based compensation for the fiscal year ended December 27, 2008, December 29, 2007 and December 30, 2006 was as follows:

	December 27, 2008	December 29, 2007	December 30, 2006
Stock-based compensation expense by type of award:
Stock options	$10,268	$11,042	$11,878
Restricted stock	14,065	14,976	9,271
Share-based compensation expense before tax	24,333	26,018	21,149
Income tax benefit	(8,612)	(8,424)	(7,746)
Reduction to income from continuing operations	15,721	17,594	13,403
Share-based compensation expense of discontinued businesses, net of tax	—	—	980
Reduction to net income	$15,721	$17,594	$14,383
Reduction to earnings per share:
Basic	$0.23	$0.26	$0.21
Diluted	$0.23	$0.26	$0.21
Effect on income by line item:
Cost of sales	$6,406	$8,258	$7,033
Selling and administration	17,927	17,759	14,116
Share based compensation expense before tax	24,333	26,017	21,149
Income tax benefit	(8,612)	(8,423)	(7,746)
Operations of discontinued businesses, net of tax	—	—	980
Reduction to net income	$15,721	$17,594	$14,383

We estimate the fair value of stock options using the Black-Scholes valuation model. Key inputs and assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the risk-free interest rate over the option’s expected term, the expected annual dividend yield and the expected stock price volatility. The expected stock price volatility assumption was determined using the historical volatility of our common stock over the expected life of the option. The risk-free interest rate was based on the market yield for the five year U.S. Treasury security. The expected life of options was determined using historical option exercise activity. Management believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of our stock options granted during fiscal years 2008, 2007 and 2006. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of stock-based awards granted during 2008, 2007 and 2006 was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 27, 2008	December 29, 2007	December 30, 2006
Expected life (in years)	4.5	5.0	4.9
Expected volatility	24%	30%	30%
Risk-free interest rate	2.8%	4.6%	4.8%
Expected dividend yield	0.0%	0.0%	0.0%
Weighted—average grant date fair value	$14.85	$16.49	$13.91

Stock Options

The following table summarizes stock option activities under our plans:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2005	5,554,340	$35.39
Options granted	889,650	$39.62
Options exercised	(766,209)	$29.97
Options canceled	(285,168)	$41.85
Options outstanding as of December 30, 2006	5,392,613	$36.50
Options granted	934,690	$46.95
Options exercised	(1,737,413)	$31.47
Options canceled	(122,087)	$41.49
Options outstanding as of December 29, 2007	4,467,803	$40.50
Options granted	820,200	$58.59
Options exercised	(706,755)	$38.98
Options canceled	(100,128)	$46.14
Options outstanding as of December 27, 2008	4,481,120	$43.93	5.02 years	$1,423
Options exercisable as of December 30, 2006	3,822,370	$34.04
Options exercisable as of December 29, 2007	2,708,268	$37.92
Options exercisable as of December 27, 2008	2,729,255	$39.65	4.67 years	$1,423

As of December 27, 2008, the unrecognized compensation cost related to unvested stock options expected to vest was $19,352. This unrecognized compensation will be recognized over an estimated weighted-average amortization period of 30 months.

The total intrinsic value of options exercised during the fiscal years ending December 27, 2008, December 29, 2007 and December 30, 2006 was $17,197, $37,342 and $12,557, respectively, with intrinsic value defined as the difference between the market price on the date of exercise and the grant date price. The total amount of cash received from the exercise of these options was $27,589. The actual tax benefit realized for the tax deductions from option exercises totaled $5,888 for the year ended December 27, 2008.

The following table summarizes significant ranges of outstanding and exercisable options as of December 27, 2008:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (In years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options Exercisable	Weighted Average Remaining Contractual Life (In years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.00–$10.00	24,702	1.04	$4.74	$501	24,702	1.04	$4.74	$501
$10.01–$20.00	84,479	2.75	14.37	899	84,479	2.75	14.37	899
$20.01–$30.00	39,074	4.53	27.71	23	39,074	4.53	27.71	23
$30.01–$40.00	1,392,762	4.27	34.82	—	1,071,312	4.14	33.87	—
$40.01–$50.00	2,090,888	5.21	46.07	—	1,461,194	5.20	45.86	—
$50.01–$60.00	779,445	6.12	58.08	—	48,494	5.50	51.83	—
$60.01–$70.00	69,770	6.34	62.63	—	—	—	—	—
Totals	4,481,120	5.02 years	$43.93	$1,423	2,729,255	4.67 years	$39.65	$1,423

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on a closing stock price of $25.02 as of December 27, 2008, that would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 27, 2008 was 118,948.

The following table summarizes the non-vested stock option activity in the equity incentive plans for the fiscal year ending December 27, 2008:

	Stock Options	Weighted Average Exercise Price
Non-vested at December 29, 2007	1,759,535	$44.47
Granted	820,200	58.59
Forfeited	(92,606)	46.93
Vested	(735,264)	45.43
Non-vested at December 27, 2008	1,751,865	$50.60

Restricted Stock

Stock compensation expense associated with restricted common stock is charged for the market value on the date of grant, less estimated forfeitures, and is amortized over the awards’ vesting period on a straight-line basis.

The following table summarizes the restricted stock activity for 2008:

	Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding December 29, 2007	711,896	$44.25
Granted	383,388	58.39
Vested	(344,272)	46.61
Canceled	(34,618)	46.33
Outstanding December 27, 2008	716,394	$50.58

As of December 27, 2008, the unrecognized compensation cost related to shares of unvested restricted stock expected to vest was $24,895. This unrecognized compensation will be recognized over an estimated weighted-average amortization period of 31 months. The total fair value of restricted stock grants that vested during the fiscal years ending December 27, 2008, December 29, 2007 and December 30, 2006 was $16,049, $10,661 and $9,231, respectively. The actual tax benefit realized for the tax deductions from restricted stock grants that vested totaled $7,574 for the year ended December 27, 2008.

During 2008 and 2007, we made performance-based awards to our executives. Payout of these awards is contingent upon achievement of individualized stretch goals as determined by the Compensation Committee of the Board of Directors. These grants are accounted for in accordance with FAS 123(R), accordingly, compensation expense associated with these awards of $2,360 and $1,883 has been recorded during 2008 and 2007, respectively.

10. Commitments and Contingencies

Operating Leases

We have commitments for various operating leases for machinery and equipment, vehicles, office equipment, land and office space. As a matter of ordinary business course, we occasionally guarantee certain lease commitments to landlords. Rent expense for all operating leases was $23,781, $25,548 and $18,134 in 2008, 2007 and 2006, respectively. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consist of the following at December 27, 2008:

2009	21,410
2010	13,790
2011	11,051
2012	8,937
2013	8,417
Thereafter	34,676

Insurance

We maintain various insurances which maintain large deductibles up to $500, some with or without stop-loss limits, depending on market availability. Aggregate loss limits for workers compensation and auto liability are projected at $5,200.

Construction

We have certain purchase commitments related to the completion of our ongoing construction projects which amounted to approximately $27,406 as of December 27, 2008.

Litigation

Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against us. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect our consolidated financial statements.

11. Business Segment and Geographic Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” we disclose financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

We report two segments, called Research Models and Services (RMS) and Preclinical Services (PCS).

Our RMS segment includes sales of research models, genetically engineered models and services (GEMS), research animal diagnostics, discovery and imaging services, consulting and staffing services, vaccine support and in vitro technology (primarily endotoxin testing). Our PCS segment includes services required to take a drug through the development process including discovery support, toxicology, pathology, biopharmaceutical, bioanalysis, pharmacokinetics and drug metabolism services as well as Phase I clinical trials.

The following table presents sales and other financial information by business segment. Net sales represent sales originating in entities primarily engaged in either provision of RMS or PCS. Long-lived assets include property, plant and equipment, goodwill, other intangibles and other long-lived assets.

	2008	2007	2006
Research Models and Services
Net sales	$659,941	$577,231	$514,999
Gross margin	284,639	249,348	214,125
Operating income	198,696	177,151	147,789
Total assets	675,571	616,417	692,010
Long-lived assets	331,109	289,124	306,259
Depreciation and amortization	28,239	23,394	20,802
Capital expenditures	61,878	53,037	27,909
Preclinical Services
Net sales	$683,552	$653,395	$543,386
Gross margin	226,070	228,843	192,482
Operating income	(596,437)	103,541	82,323
Total assets	1,461,421	2,156,702	1,892,535
Long-lived assets	1,150,630	1,819,239	1,641,927
Depreciation and amortization	63,051	63,017	61,784
Capital expenditures	137,980	177,901	155,620

A reconciliation of segment operating income to consolidated operating income is as follows:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Total segment operating income	$(397,741)	$280,692	$230,112
Unallocated corporate overhead	(52,128)	(53,533)	(41,939)
Consolidated operating income	$(449,869)	$227,159	$188,173

A summary of unallocated corporate overhead consists of the following:

	December 27, 2008	December 29, 2007	December 30, 2006
Stock-based compensation expense	$11,968	$11,902	$8,624
U.S. retirement plans	(161)	7,074	8,377
Audit, tax and related expense	2,727	3,455	3,924
Salary and bonus	18,943	15,652	11,271
Global IT	8,282	5,004	—
Employee health LDP and fringe benefit expense	(2,774)	(908)	2,885
Consulting and outside services	1,822	1,675	1,477
Other general unallocated corporate expenses	11,321	9,679	5,381
	$52,128	$53,533	$41,939

Other general unallocated corporate expenses consist of various departmental costs including those associated with departments such as senior executives, corporate accounting, legal, tax, human resources, treasury and investor relations.

The following table presents sales and other financial information by geographic regions. Included in the other non-U.S. category below are operations located in China, Korea, Australia, India and Mexico. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill, other intangibles, and other long-lived assets.

	U.S.	Europe	Canada	Japan	Other Non-U.S.	Consolidated
2008
Sales to unaffiliated customers	$697,227	$362,751	$204,252	$66,749	$12,514	$1,343,493
Long-lived assets	18,664	608,839	768,882	58,081	27,273	1,481,739
2007
Sales to unaffiliated customers	$620,915	$339,347	$201,936	$56,435	$11,993	$1,230,626
Long-lived assets	642,351	596,730	809,773	50,844	8,665	2,108,363
2006
Sales to unaffiliated customers	$527,432	$289,072	$173,853	$56,387	$11,641	$1,058,385
Long-lived assets	537,517	580,143	785,420	41,385	3,721	1,948,186

12. Discontinued Operations

During the first quarter of fiscal 2006, the Company initiated actions to sell Phase II-IV of the Clinical business. On May 9, 2006, the Company announced that it entered into a definitive agreement to sell Phase II-IV of the Clinical Services business for $215,000 in cash as part of a portfolio realignment which would allow the Company to capitalize on core competencies. Accordingly, management performed a goodwill impairment test for the Clinical business segment assuming sale of the Phase II-IV business. To determine the fair value of this segment, the Company used a combination of discounted cash flow methodology for the Phase I Clinical business and expected selling price for the Phase II-IV Clinical business. Based on this analysis, it was determined that the book carrying value of goodwill assigned to the Clinical business reporting unit exceeded its implied fair value and therefore a $129,187 charge was recorded in 2006 to write-down the value of this goodwill. No additional goodwill impairment was recorded during 2006.

In addition, taking into account the planned divestiture of the Phase II-IV Clinical business, the Company performed an impairment test on the long-lived assets of the Clinical Phase II-IV business. Based on this analysis, the Company determined that the book value of assets assigned to the Clinical Phase II-IV business exceeded its future cash flows, which included the proceeds from the sale of the business, and therefore recorded an impairment of the assets of $3,900 during 2006.

During 2006, the Company also made a decision to close its Interventional and Surgical Services (ISS) business, which was formerly included in the Preclinical Services segment. The Company performed an impairment test on the long-lived assets of the ISS business and based on that analysis, it was determined that the book value of the ISS assets exceeded the future cash flows of the business. Accordingly, the Company recorded an impairment charge of $1,070 during 2006.

For the year end December 30, 2006, the discontinued businesses recorded a loss from operations of $181,004 which included a $546 loss from the sale of the Phase II-IV Clinical business. As a direct result of the sale, the Company realized a significant tax gain resulting in additional tax expense of $37,835, all of which has been paid by the end of fiscal year 2006.

The consolidated financial statements have been reclassified to segregate, as discontinued operations, the assets and liabilities, operating results and cash flows, of the businesses being discontinued for all periods presented. Operating results from discontinued operations are as follows:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 30, 2006
Net sales	$—	$599	$73,658
Income (loss) from operations of discontinued businesses, before income taxes	122	267	(145,613)
Provision for income taxes	(302)	3,413	35,391
Income (loss) from operations of discontinued businesses, net of taxes	$424	$(3,146)	$(181,004)

Assets and liabilities of discontinued operations at December 27, 2008 and December 29, 2007 consisted of the following:

	December 27, 2008	December 29, 2007
Current assets	$233	$1,007
Long-term assets	4,187	4,187
Total assets	$4,420	$5,194
Current liabilities	$35	$748
Total liabilities	$35	$748

Current assets included accounts receivable and prepaid income taxes. Non-current assets included a long-term tax receivable. Current liabilities consisted of accounts payable, deferred income and accrued expenses.

13. Subsequent Event

During the first quarter of 2009, we implemented actions to improve our operating efficiency. As a result of these actions, we will record a one time charge, primarily in the first quarter of 2009 of approximately $9.0 million, mainly in the PCS segment, for the closure and severance of our Arkansas facility as well as other headcount reductions.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SUPPLEMENTARY DATA

Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended December 27, 2008
Total net sales	$337,685	$352,134	$342,227	$311,447
Gross profit	130,377	137,987	130,270	112,075
Operating income (loss)	63,486	69,308	68,173	(650,836)
Income from continuing operations	44,139	49,066	45,488	(663,622)
Income (loss) from discontinued businesses, net of tax	—	—	—	424
Net income attributable to common shareowners	$44,139	$49,066	$45,488	$(663,198)
Earnings (loss) per common share
Basic
Continuing operations attributable to common shareowners	$0.65	$0.73	$0.68	$(9.93)
Discontinued operations attributable to common shareowners	—	—	—	0.01
Net income attributable to common shareowners	$0.65	$0.73	$0.68	$(9.93)
Diluted
Continuing operations attributable to common shareowners	$0.63	$0.70	$0.64	$(9.93)
Discontinued operations attributable to common shareowners	—	—	—	0.01
Net income attributable to common shareowners	$0.63	$0.70	$0.64	$(9.93)
Fiscal Year Ended December 29, 2007
Total net sales	$291,199	$307,435	$313.964	$318,028
Gross profit	115,573	120,596	123,899	117,763
Operating income (loss)	54,701	56,717	63,619	52,122
Income from continuing operations	36,542	36,790	42,502	37,960
Income (loss) from discontinued businesses, net of tax	(464)	115	(759)	(2,038)
Net income attributable to common shareowners	$36,078	$36,905	$41,743	$35,922
Earnings (loss) per common share
Basic
Continuing operations attributable to common shareowners	$0.55	$0.55	$0.63	$0.56
Discontinued operations attributable to common shareowners	(0.01)	—	(0.01)	(0.03)
Net income attributable to common shareowners	$0.54	$0.55	$0.62	$0.53
Diluted
Continuing operations attributable to common shareowners	$0.54	$0.54	$0.62	$0.54
Discontinued operations attributable to common shareowners	(0.01)	—	(0.01)	(0.03)
Net income attributable to common shareowners	$0.53	$0.54	$0.60	$0.51
Fiscal Year Ended December 30, 2006
Total net sales	$254,141	$267,859	$264,660	$271,725
Gross profit	95,505	107,110	102,262	101,730
Operating income (loss)	43,696	47,702	51,621	45,154
Income from continuing operations	28,515	32,458	31,068	30,980
Income (loss) from discontinued businesses, net of tax	(128,630)	(7,032)	(48,739)	3,397
Net income attributable to common shareowners	$(100,115)	$25,426	$(17,671)	$34,377
Earnings (loss) per common share
Basic
Continuing operations attributable to common shareowners	$0.40	$0.46	$0.46	$0.47
Discontinued operations attributable to common shareowners	(1.80)	(0.10)	(0.73)	0.05
Net income attributable to common shareowners	$(1.40)	$0.36	$(0.26)	$0.52
Diluted
Continuing operations attributable to common shareowners	$0.39	$0.45	$0.46	$0.46
Discontinued operations attributable to common shareowners	(1.76)	(0.10)	(0.72)	0.05
Net income attributable to common shareowners	$(1.37)	$0.35	$(0.26)	$0.51

Quarterly Segment Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended December 27, 2008
Research Models and Services
Sales	$168,596	$172,848	$165,656	$152,841
Gross margin	76,256	76,429	70,813	61,141
Operating income	55,813	52,199	50,673	40,011
Depreciation and amortization	6,666	7,023	7,062	7,488
Capital expenditures	10,609	23,898	12,819	14,552
Preclinical Services
Sales	$169,089	$179,286	$176,571	$158,606
Gross margin	54,121	61,558	59,457	50,934
Operating income	23,268	28,849	30,390	(678,944)
Depreciation and amortization	15,681	16,012	15,913	15,445
Capital expenditures	30,021	41,055	33,824	33,080
Unallocated corporate overhead	$(15,595)	$(11,740)	$(12,890)	$(11,903)
Total
Sales	$337,685	$352,134	$342,227	$311,447
Gross margin	130,377	137,987	130,270	112,075
Operating income	63,486	69,308	68,173	(650,836)
Depreciation and amortization	22,347	23,035	22,975	22,933
Capital expenditures	40,630	64,953	46,643	47,632

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended December 29, 2007
Research Models and Services
Sales	$143,068	$143,803	$145,207	$145,153
Gross margin	63,654	63,109	63,408	59,177
Operating income	47,021	45,268	45,574	39,288
Depreciation and amortization	5,569	5,666	5,787	6,372
Capital expenditures	7,733	11,048	13,091	21,165
Preclinical Services
Sales	$148,131	$163,632	$168,757	$172,875
Gross margin	51,919	57,847	60,491	58,586
Operating income	23,444	27,426	29,993	22,678
Depreciation and amortization	14,344	15,574	16,185	16,914
Capital expenditures	31,490	39,083	38,141	69,187
Unallocated corporate overhead	$(15,764)	$(15,977)	$(11,948)	$(9,844)
Total
Sales	$291,199	$307,435	$313,964	$318,028
Gross margin	115,573	120,956	123,899	117,763
Operating income	54,701	56,717	63,619	52,122
Depreciation and amortization	19,913	21,240	21,972	23,286
Capital expenditures	39,223	50,131	51,232	90,352

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended December 30, 2006
Research Models and Services
Sales	$128,972	$130,816	$127,560	$127,651
Gross margin	55,866	55,478	52,423	50,358
Operating income	40,476	38,003	36,691	32,619
Depreciation and amortization	5,035	5,237	5,185	5,345
Capital expenditures	3,566	4,796	4,265	15,282
Preclinical Services
Sales	$125,169	$137,043	$137,100	$144,074
Gross margin	39,639	51,632	49,839	51,372
Operating income	13,788	22,530	22,971	23,034
Depreciation and amortization	14,625	15,288	15,389	16,482
Capital expenditures	35,821	12,634	39,371	67,794
Unallocated corporate overhead	$(10,568)	$(12,831)	$(8,041)	$(10,499)
Total
Sales	$254,141	$267,859	$264,660	$271,725
Gross margin	95,505	107,110	102,262	101,730
Operating income	43,696	47,702	51,621	45,154
Depreciation and amortization	19,660	20,525	20,574	21,827
Capital expenditures	39,387	17,430	43,636	83,076